Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BY AND AMONG

M/A-COM TECHNOLOGY SOLUTIONS INC., AS PURCHASER,

NITRONEX, LLC, AS THE COMPANY

AND

GAAS LABS, LLC, AS SELLER

February 13, 2014

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TABLE OF CONTENTS

(continued)

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EXHIBITS
Exhibit A	Definitions
Exhibit B	Form of Non-Competition Agreement

SCHEDULES
Disclosure Schedule
Schedule 6.1	Specific Indemnification Matters

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 13, 2014 by and among M/A-COM Technology Solutions Inc., a Delaware corporation (“Purchaser”), Nitronex, LLC, a Delaware limited liability company (the “Company”), and GaAs Labs, LLC, a California limited liability company (“Seller”). Purchaser, the Company and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A. The Company is engaged in the business of designing, developing, manufacturing, testing, distributing, marketing, licensing and selling (i) Gallium Nitride (GaN) on Silicon-based epitaxial and pendeoepitaxial semiconductor processes and materials (the “Process Technology”) and (ii) semiconductor wafers and packaged and unpackaged die, integrated circuits, transistors, diodes or other parts, devices, components, modules, systems or other products based in whole or in part on Process Technology (the “Business”).

B. Seller owns all of the issued and outstanding equity interests of the Company (the “Membership Interests”).

C. Seller desires to sell, and Purchaser desires to purchase, all of the Membership Interests, on the terms and subject to the conditions set forth in this Agreement.

D. The Parties intend to create a contract under seal.

E. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth on Exhibit A.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE OF MEMBERSHIP INTERESTS

Section 1.1 Sale and Transfer of Membership Interests. On and as of the Closing Date, and subject to the terms and conditions of this Agreement, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the Membership Interests free and clear of all Encumbrances.

Section 1.2 Purchase Price.

(a) The aggregate purchase price (the “Purchase Price”) payable by Purchaser to Seller or such other Persons as set forth herein for the Membership Interests shall be $26,080,000. The amount of the Purchase Price payable to Seller at the Closing shall be equal to:

(i) $26,080,000; minus

(ii) the amount required to discharge in full the Company Closing Debt payable or otherwise outstanding as of immediately prior to the Closing; minus

(iii) the amount of all accrued but unpaid Taxes of the Company as of the Closing; minus

(iv) the amount required to discharge in full the Seller Transaction Expenses; minus

(v) the Escrow Amount.

(b) Interest will not accrue on, and no interest shall be payable in respect of, any amount payable pursuant to this Section 1.2, Section 1.3 or Section 1.6.

Section 1.3 Closing Payments.

(a) At least two business days prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Pre-Closing Statement”), in form and substance satisfactory to Purchaser, setting forth the Company’s good faith determination of the Purchase Price, including the amounts as of immediately prior to the Closing of the Company Closing Debt, all accrued but unpaid Taxes of the Company and the Seller Transaction Expenses.

(b) Subject to the satisfaction of all of the conditions set forth in Section 2.2, at the Closing, Purchaser shall pay the Purchase Price as set forth in the Pre-Closing Statement to Seller or such other Persons as indicated below:

(i) an amount equal to the sum of the Company Closing Debt, all accrued but unpaid Taxes and the Seller Transaction Expenses set forth on the Pre-Closing Statement shall be withheld by Purchaser and used by Purchaser to pay, on behalf of the Company, (A) such Company Closing Debt and Seller Transaction Expenses in accordance with payment instructions (and with respect to the Company Closing Debt, as set forth in a Payoff Letter) delivered by the Company to Purchaser before the Closing or, if not before the Closing, as soon as reasonably practicable thereafter and (B) such accrued but unpaid Taxes in accordance with applicable Law;

(ii) an amount equal to $3,912,000 (the “Escrow Amount”) shall be deposited into an escrow account (the “Escrow Account”) with Wells Fargo Bank, National Association (together with its successors and permitted assigns, the “Escrow Agent”) for and on behalf of Seller, to be invested and distributed by the Escrow Agent pursuant to the terms and conditions of an escrow agreement to be entered into as of the Closing by and among Purchaser, Seller and the Escrow Agent (as amended, modified or supplemented from time to time in accordance with the terms thereof, the “Escrow Agreement”), which shall serve as security for Seller’s performance of the indemnification and other agreements, covenants and obligations of Seller under this Agreement, any Related Agreement or otherwise; and

(iii) the remainder of the Purchase Price shall be delivered to Seller by wire transfer of immediately available funds to the bank account or accounts designated in writing by Seller (which designation shall occur at least two business days prior to the Closing Date).

Section 1.4 Payment of Escrow Amount; Required Payments.

(a) Within five business days after the date that is 18 months after the Closing Date (the “Escrow Release Date”), the Escrow Agent shall disburse to Seller the Escrow Amount, plus any interest earned thereon, minus any amounts that (i) have been disbursed to the Purchaser Indemnified Persons to compensate them for Damages as provided in Article VI or (ii) have been retained in escrow to satisfy any unresolved Claims any Purchaser Indemnified Person may have, including pursuant to Section 6.1(b). Following the Escrow Release Date, any amounts retained in the Escrow Account to satisfy one or more unresolved Claims shall be released to the Purchaser Indemnified Persons or Seller, as applicable, upon final resolution of all such Claims.

(b) Upon the delivery by Purchaser of the payments set forth in Section 1.2, in accordance with Section 1.3, this Section 1.4 and Section 1.6, Purchaser and its Affiliates (other than Seller) shall have no further Liabilities to any Person with respect to the payment of the Purchase Price.

Section 1.5 Allocation of Purchase Price. Purchaser and Seller agree that the purchase of the Membership Interests will be reported for income Tax purposes as a sale and purchase of the Company’s assets. Within 45 days following the Closing, Seller will prepare and deliver to Purchaser a proposed purchase price allocation schedule in respect of the Company’s assets, which allocation shall be (a) in accordance with Section 1060 of the Code and on IRS Form 8594 and (b) prepared reasonably and in consultation with Seller’s accountants and legal advisors. Purchaser and Seller agree to use commercially reasonable efforts to resolve in good faith any differences with respect to such purchase price allocation schedule, and Seller agrees to engage in a reasonable consideration of Purchaser’s input. If Purchaser and Seller are unable to agree on such allocation schedule, the final allocation schedule shall be as determined by Seller in compliance with clause (a) and clause (b) in the second sentence of this Section 1.5. Purchaser and Seller agree to (x) prepare and file each of their respective Tax Returns on a basis consistent with such final allocation schedule and (y) unless otherwise required by Law, take no position inconsistent with such final allocation schedule on any applicable Tax Return, in any Legal Proceeding, or in any report made for Tax, financial accounting, or any other purpose.

Section 1.6 Tax Withholding. Purchaser shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement, the amounts required to be deducted and withheld under the Code or any other Tax Law with respect to the making of such payment. To the extent that amounts are so withheld, such amounts will be treated for all purposes of this Agreement as having been paid to Seller or such other Person in respect of whom such withholding was made.

ARTICLE II.

CLOSING; CLOSING CONDITIONS AND DELIVERIES

Section 2.1 Closing. The closing of the transactions contemplated by this Agreement and the Related Agreements (the “Closing”) shall take place at 10:00 a.m., local time, at the offices of Perkins Coie LLP, 1900 Sixteenth Street, Suite 1400, Denver, Colorado 80202, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section 2.2 and Section 2.3 below (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other place, date and time as mutually agreed upon by the Parties (the “Closing Date”). The Closing will be effective as of 11:59 p.m., Eastern Time, on the Closing Date.

Section 2.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Purchaser, in Purchaser’s sole discretion; provided, however, Purchaser may not rely on the failure of any condition set forth in this Section 2.2 to be satisfied if such failure was caused by Purchaser’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement:

(a) All of the representations and warranties made by the Company and Seller in this Agreement shall be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Sections 3.1 and 3.2 (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified date); provided, however, that (A) such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) and (B) the Fundamental Representations shall be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Sections 3.1 and 3.2 (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all respects as of such specified date).

(b) The Company and Seller shall have performed and complied in all material respects with all of their respective covenants, obligations and agreements in this Agreement to be performed and complied with at or before the Closing.

(c) No Legal Proceeding shall be pending in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation, and no such Order shall be in effect.

(d) The Company and Seller shall have delivered to Purchaser or have caused to be delivered to Purchaser each of the following documents at or before the Closing:

(i) an assignment of the Membership Interests, in form and substance reasonably acceptable to Purchaser, duly executed by Seller;

(ii) a certificate of a duly authorized officer of the Company and a duly authorized officer of Seller, dated as of the Closing Date and executed by each such officer, to the effect that each of the conditions specified in Sections 2.2(a), (b), (c) and (f) are satisfied as to the Company and Seller in all respects (the “Seller Closing Certificate”);

(iii) the applicable consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations, novations or notices listed on Section 3.1(b) of the Disclosure Schedule;

(iv) a non-competition, non-solicitation, and non-disparagement agreement, in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreement”), duly executed by Seller;

(v) the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(vi) a duly executed certificate from Seller meeting the requirements of Treasury Regulations Section 1.1445-2(b)(2) to the effect that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(vii) a properly completed and executed IRS Form W-9 for Seller;

(viii) a payoff letter from each lender of the Company Closing Debt that lists all obligations of the Company to such lender as of the Closing Date under the applicable indebtedness documents, in which such lender (A) agrees that payment of such amounts will satisfy all outstanding obligations of the Company, (B) agrees that all Encumbrances on the properties or assets of the Company with respect to such Company Closing Debt will automatically be released upon the satisfaction of the conditions in such letter and authorizes the Company or its designee to prepare and file the applicable documents and take any other actions reasonably necessary to evidence such releases, and (C) if applicable, provides wire transfer instructions for such lender (each, a “Payoff Letter”);

(ix) a certificate of a duly authorized officer of the Company, dated as of the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of the Company’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of the managers of the Company authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated herein and therein, as are then in full force and effect, (C) that attached thereto are good standing certificates, dated as of a recent date prior to the Closing Date, from the Secretary of State of the State of Delaware and each other jurisdiction in which the Company is qualified to do business, and (D) as to the incumbency and signatures of the officers or other authorized persons of the Company who have signed or will sign this Agreement or any of the Related Agreements;

(x) a certificate of a duly authorized officer of Seller, dated as of the Closing Date and executed by such officer, certifying (A) that attached thereto are true, correct and complete copies of Seller’s governing documents, as are then in full force and effect, (B) that attached thereto are true, complete and correct copies of the resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated herein and therein, as are then in full force and effect, (C) that attached thereto are good standing certificates, dated as of a recent date prior to the Closing Date, from the Secretary of State of the State of California and each other jurisdiction in which Seller is qualified to do business, and (D) as to the incumbency and signatures of the officers or other authorized persons of Seller who have signed or will sign this Agreement or any of the Related Agreements;

(xi) letters of resignation, in form and substance reasonably satisfactory to Purchaser, from all directors, managers and officers of the Company;

(xii) the Pre-Closing Statement pursuant to Section 1.3(a);

(xiii) evidence reasonably satisfactory to Purchaser that Seller and the Company have paid in full all Seller Transaction Expenses or provided for the payment thereof from the Purchase Price;

(xiv) evidence reasonably satisfactory to Purchaser that (A) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the Company’s managing member, (B) each Company 401(k) Plan has been amended as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (C) the Company has taken all other action(s) reasonably requested by Purchaser with respect to the Company 401(k) Plans;

(xv) evidence reasonably satisfactory to Purchaser that any subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other securities, agreements or commitments of any character relating to the Company’s issued or unissued membership interests or other securities of the Company or obligating the Company to issue any securities of any kind have been terminated;

(xvi) evidence reasonably satisfactory to Purchaser, that, except as may be required by the terms of any Employee Benefit Plan or by Law, the Company has satisfied, on or before the Closing Date, all outstanding obligations to its employees that are vested, due and payable as of the Closing Date relating to sales, commissions and bonuses; and

(xvii) such other instruments, documents and certificates as are required by the terms of this Agreement and the Related Agreements, or as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated herein.

(e) David Runton shall have accepted an offer letter of employment from Purchaser.

(f) There shall not have occurred any Material Adverse Effect.

Section 2.3 Conditions to Obligations of Seller to Close. The obligation of Seller to consummate the transactions contemplated hereby is subject to the satisfaction at or before the Closing of all of the following conditions, any one or more of which may be waived by Seller, in Seller’s sole discretion; provided, however, Seller may not rely on the failure of any condition set forth in this Section 2.3 to be satisfied if such failure was caused by Seller’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement:

(a) All of the representations and warranties made by Purchaser in this Agreement shall be (i) true and correct as of the date hereof and (ii) true and correct in all material respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 3.3 (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all material respects as of such specified date); provided, however, that such representations and warranties that are qualified by Materiality Qualifiers (as so qualified) shall be true and correct in all respects at and as of the Closing as though made then and as though the Closing Date were substituted for the date of this Agreement throughout Section 3.3 (except to the extent such representations and warranties are made as of a specified date, in which case, such representations and warranties shall be true and correct in all respects as of such specified date).

(b) Purchaser shall have performed and complied in all material respects with all of its covenants, obligations and agreements under this Agreement to be performed or complied with on or before the Closing.

(c) No Legal Proceeding shall be pending in which an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement or any Related Agreement or (ii) cause any of the transactions contemplated by this Agreement or any Related Agreement to be rescinded following consummation, and no such Order shall be in effect.

(d) Purchaser shall have delivered to Seller each of the following at or before the Closing:

(i) the Purchase Price pursuant to and in accordance with Section 1.2(a);

(ii) a certificate of a duly authorized officer of Purchaser, dated as of the Closing Date and executed by such officer, to the effect that each of the conditions specified in Sections 2.3(a), (b) and (c) is satisfied in all respects; and

(iii) the Escrow Agreement, duly executed by Purchaser and the Escrow Agent.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company and Seller. The Company and Seller, jointly and severally, represent and warrant to Purchaser that the statements contained in this Section 3.1 are and will be true and correct as of the date of this Agreement and at and as of the Closing (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1), except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”).

(a) Organization; Standing and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has full limited liability company power and authority to (i) own and operate its assets, properties and business, (ii) carry on its business as presently conducted, (iii) execute, deliver and perform this Agreement and all Related Agreements to which the Company is, or at the Closing will be, a party, and (iv) consummate the transactions contemplated by this Agreement and the Related Agreements to which the Company is, or at the Closing will be, a party. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except to the extent that failure to obtain such qualification or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. The Company has not violated, and is not in violation of, any of the provisions of the Company’s governing documents.

(b) Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and the Related Agreements to which the Company is, or at the Closing will be, a party have been duly authorized by all necessary limited liability company or other action on the part of the Company. Without limiting the generality of the foregoing, the managers of the Company and Seller have each duly authorized the execution, delivery and performance of this Agreement and each Related Agreement by the Company. This Agreement and the Related Agreements to which the Company is, or at the Closing will be, a party each constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms. Except as set forth on Section 3.1(b) of the Disclosure Schedule, the Company’s execution, delivery and performance of this Agreement and the Related Agreements to which the Company is, or at the Closing will be, a party does not and will not (i) constitute a breach, violation or infringement of the Company’s governing documents, (ii) constitute a breach or violation of or constitute a default under (with or without due notice or lapse of time or both) any Law, Order or other restriction of any Governmental Authority to which the Company or any of its assets or properties is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any material Contract to which the Company is a party or by which it is bound or by which any of the Company’s assets, properties or business is bound or affected, (iv) result in the creation or imposition of any Encumbrance upon any of the Company’s assets or properties except for Encumbrances released at or prior to the Closing, or (v) require any consent, Permit, approval, license, certificate, covenant, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any material Contract, except for any such consent, Permit, approval, license, certificate, covenant, waiver, authorization, novation or notice that will have been obtained or made prior to the Closing and is listed on Section 3.1(b) of the Disclosure Schedule.

(c) Capitalization. Seller owns all of the issued and outstanding membership interests of the Company. All of the Membership Interests are duly authorized and validly issued, and Seller has no obligation to make any further payments for its purchase of the Membership Interests or contributions to the Company solely by reason of its ownership of the Membership Interests. There are no outstanding options, warrants, rights, calls or commitments of any character relating to, or other rights to acquire or obligations to issue, membership interests of or other equity interests in the Company. There are no outstanding securities, obligations or instruments convertible into or exchangeable for membership interests of or other equity interests in the Company or commitments to issue such securities, obligations or instruments. No Person has any right of first refusal, preemptive right, subscription right, equity appreciation right, phantom equity interests, or other similar right with respect to any membership interests of or other equity interests in the Company.

(d) No Subsidiaries; Other Investments. The Company does not have any Subsidiaries. The Company does not, directly or indirectly, own or hold the rights to acquire any capital stock or other ownership interests in any Person, and is not a party to any Contract requiring it to purchase or acquire any interest in, or the equity of, any Person.

(e) Litigation; Compliance with Laws; Business Restrictions.

(i) There is no, and since January 1, 2010, has not been any, claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority) or other action, suit, arbitration, mediation, claim, audit, demand, hearing, petition, dispute, controversy, complaint, charge, inquiry, litigation, proceeding or administrative investigation (each, a “Legal Proceeding”) pending, or to the Company’s Knowledge, threatened against the Company to which the Company is a party or concerning any of its assets, properties or business. The Company is not, and since January 1, 2010 has not been, subject to any order, conciliation, settlement, stipulation, ruling, requirement, notice, directive, award, decree, judgment or other determination of any Governmental Authority (each, an “Order”), and, to the Company’s Knowledge, there is no, and since January 1, 2010, has not been any, Order against any of the Company’s officers, directors, managers or employees or any equityholder of the Company (in its, his or her capacity as such) that would prevent, enjoin or materially alter or delay any of the transactions contemplated hereunder or under any Related Agreement. The Company is in compliance with all Orders and applicable laws (including common law), statutes, ordinances, rules, regulations, codes, agency requirements and Permits of any Governmental Authority or other authority having jurisdiction over it or over any part of its operations or assets (each, a “Law”). To the Company’s Knowledge, neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or by any Related Agreement will in any way materially impair the business or operations of the Company as a result of order cancellations, refusals to deal or any similar adverse effects. Except as set forth in Section 3.1(s) of the Disclosure Schedule, the Company is not subject to, or a party to, any charter, by-law, Encumbrance, Permit or Contract that would prevent the continued operation of the Company after the Closing on substantially the same basis as operated by the Company prior to the Closing, or which would restrict the ability of Purchaser to acquire any property or conduct business in any area.

(ii) Since January 1, 2010, neither the Company, nor, to the Company’s Knowledge, any of its employees, agents, representatives or independent contractors has been (A) excluded from participation in any governmental program, (B) suspended or declared ineligible to participate in or voluntarily excluded from any applicable program by any Governmental Authority, or (C) subject to any disciplinary or similar Legal Proceeding or other form of monitoring or review by any Governmental Authority, trade association, professional review organization, accrediting board or certifying agency based upon any alleged improper activity on the part of the Company or such individual. The Company has not received any notice of deficiency from any Governmental Authority.

(iii) Since January 1 , 2010, the Company has conducted its export transactions in accordance with applicable provisions of United States export control Laws, including the Export Administration Act, the International Traffic in Arms Regulations (the “ITAR”) and the Export Administration Regulations (the “EAR”). Without limiting the foregoing, (A) the Company has obtained all export licenses and other approvals required for its exports of Products, Software and technologies from the United States; (B) the Company is in material compliance with the terms of all applicable export licenses or other approvals; (C) there are no pending or, to the Knowledge of the Company, threatened claims or investigations against the Company with respect to such export licenses or other approvals; and (D) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims or investigations. Section 3.1(e)(iii) of the Disclosure Schedule contains a true, complete and correct list of all Products shipped at any point in the Company’s history or currently under development (noting those currently in development as such), indicating for each such Product its correct jurisdictional classification (i.e., whether such product is subject to the ITAR or the EAR), as well as its correct Export Control Classification Number or United States Munitions List (“USML”) Category, as applicable. All process technologies utilized by the Company in the manufacture of the Products to date or currently contemplated to be utilized by the Company in the future, whether owned, licensed, or obtained through supply agreements with third party providers, including the Process Technology (each, a “Company Process Technology”), are commercial or dual-use technologies controlled by the EAR, and no Company Process Technology is listed on the USML or otherwise controlled by the ITAR. In furtherance, and not in limitation, of the foregoing, no Company Process Technology has been specifically designed, developed, configured, adapted or modified for a military, intelligence or space application.

(f) Financial Statements; Undisclosed Liabilities. The Company has delivered to Purchaser true, complete and correct copies of the following financial statements (collectively, the “Financial Statements”): (i) company-prepared balance sheet and statement of income and cash flow of the Company as of December 31, 2012; (ii) company-prepared balance sheets and statements of income and cash flow of the Company for each calendar quarter in 2012; (iii) company-prepared balance sheets and statements of income and cash flow of the Company for each calendar quarter between December 31, 2012 and the Closing Date; and (iv) company-prepared balance sheets and statements of income and cash flow of the Company for each month between December 31, 2013 and the Closing Date (the balance sheets and statements described in clauses (ii), (iii) and (iv), collectively, the “Interim Financial Statements”). The Financial Statements (including the notes thereto) (x) were prepared in accordance with GAAP consistently applied, (y) were prepared in accordance with, and are consistent with, the books and records of the Company (which books and records are true, complete and correct in all material respects) and (z) fairly present, in all material respects, the assets, liabilities and financial condition of the Company as of their respective dates and the results of operations of the Company for the respective periods covered thereby, except that the Interim Financial Statements are subject to normal year-end adjustments (which adjustments would not be material, individually or in the aggregate) and do not have notes included therewith (which notes would not be material, individually or in the aggregate). The Company does not have any Liability (and there is no reasonable basis for any present or future Legal Proceeding against the Company giving rise to any Liability), except for any Liability (1) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (2) listed on Section 3.1(f) of the Disclosure Schedule, (3) that has arisen in the Ordinary Course of Business since the date of the Most Recent Balance Sheet (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Law) or (4) under this Agreement or any Related Agreement or otherwise in connection with the transactions contemplated hereby or thereby. Except as set forth on Section 3.1(f) of the Disclosure Schedule, the Company does not have any Company Debt outstanding on the date hereof and will not have any Company Debt outstanding on the Closing Date. The Company has implemented and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, consistently applied.

(g) Absence of Certain Changes. Since December 31, 2013, (i) the Company has not suffered a Material Adverse Effect, (ii) the Company has operated its business only in the Ordinary Course of Business and (iii) there has not been any change in any accounting (or Tax accounting) principle, policy, practice or procedure of the Company, or any change in the method of applying such principle, policy, practice or procedure.

(h) Title to and Sufficiency of Assets; Condition of Assets. The Company has good and valid title to, a valid leasehold interest in or a valid license to use, all of its assets, which include all of the properties and assets necessary to operate its business in substantially the same manner as operated by the Company during the 12 months immediately preceding the date hereof, free and clear of all Encumbrances other than Permitted Encumbrances, all of which Permitted Encumbrances are set forth on Section 3.1(h) of the Disclosure Schedule. Each asset of the Company that is tangible personal property is free from material defects, patent and, to the Company’s Knowledge, latent, has been maintained in accordance with normal applicable industry practice in all material respects, is in good operating condition and repair, subject to normal wear and tear, and is suitable and sufficient for the purposes for which it is used, held for use and proposed to be used pursuant to the Company’s current development road map and product plans in all material respects. To the Company’s Knowledge, there are no facts or conditions that would reasonably be expected, individually or in the aggregate, to interfere with the Company’s current use and operation of its properties and assets.

(i) Real Property. The Company does not own any real property (including any ownership interest in any buildings or structures and improvements located thereon). There is no purchase option, right of first refusal, first option or other right held by the Company with respect to, or any real estate or building affected by, any Real Property Lease that is not contained within such Real Property Lease. There is no forbearance program in effect with respect to any Real Property Lease. The Company has not given any Person any estoppel certificate or similar instrument that would preclude assertion of any claim under any Real Property Lease, affect any right or obligation under any Real Property Lease or otherwise be binding upon any successor to the Company’s position under any Real Property Lease. The Company has not exercised any option or right to terminate, renew or extend or otherwise affect any right or obligation of the tenant under any Real Property Lease or to purchase the real property subject to any Real Property Lease.

(j) Products; Product Warranty and Liability. All Products have conformed in all material respects with all applicable Contracts and all applicable express and implied warranties, the Company’s published product specifications and all regulations, certification standards and other requirements of any applicable Governmental Authority or third party, and the Company has no Liability for replacement or repair thereof or other damages in connection therewith. There are no defects in the design or technology (including any Company Process Technology) embodied in any Products that materially impair the intended use of the Product. All Products are subject to standard terms and conditions of sale, license, lease or delivery (the “Standard Product Terms”), true, complete and correct copies of which have been delivered to Purchaser and contain all applicable guaranty, warranty and indemnity provisions. No Product is subject to any guaranty, warranty or other indemnity beyond the applicable Standard Product Terms. The Company has no Liability for any injury to individuals or property as a result of the ownership, lease, license, delivery, possession, sale, distribution, resale or use of any Product.

(k) Environmental, Health and Safety Matters.

(i) The Company has complied and is in compliance in all material respects with all Environmental, Health and Safety Requirements. The Company has not, at any time within the 18-month period ending on the Closing Date, received any notice, report or other information regarding any actual or alleged material violation or breach by the Company of any Environmental, Health and Safety Requirement or any investigatory, remedial or corrective Liabilities. The Company has furnished to Purchaser all written environmental audits, reports and other environmental documents in the Company’s possession or control relating to the Company’s past and current properties, facilities and operations.

(ii) To the Company’s Knowledge, none of the following exists at any property or facility owned or operated by the Company: (A) underground storage tanks; (B) asbestos-containing material in any form or condition; (C) materials or equipment containing polychlorinated biphenyls; or (D) landfills, surface impoundments or disposal areas. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including any hazardous substance, or owned or operated any property or facility (and, to the Company’s Knowledge, no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities of the Company, including any Liability for fines, penalties, investigative costs, response costs, cleanup costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees pursuant to any Environmental, Health and Safety Requirements. The Company has not assumed, undertaken or otherwise become subject to any Liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Health and Safety Requirements.

(iii) Neither this Agreement nor any Related Agreement, nor the consummation of the transactions contemplated herein or therein, would reasonably be expected to result in any obligation for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health and Safety Requirements.

(iv) For the specific purposes of this Section 3.1(k), and solely for purposes of this Section 3.1(k), the term “Company’s Knowledge” means the actual knowledge of each of John Ocampo, Greg Baker, Scott Kahler and David Runton.

(l) Intellectual Property.

(i) The Company solely and exclusively owns all legal, equitable and beneficial right, title and interest in and to the Owned IP. The Company has not received notice of any claim or potential claim, and, to the Knowledge of the Company, there are no facts, circumstances or information that would or reasonably could be expected to provide a basis for any claim (A) challenging the Company’s sole and exclusive ownership of any Owned IP or (B) suggesting that any other Person has any claim of legal, equitable or beneficial ownership thereto or that any Owned IP is invalid, unenforceable or has been misused. Except as set forth on Section 3.1(l)(i) of the Disclosure Schedule, no Owned IP is subject to any outstanding or effective Order or Contract restricting the use, practice, licensing or exploitation thereof by the Company or restricting the sale, transfer or assignment thereof by the Company. Except as set forth on Section 3.1(l)(i) of the Disclosure Schedule, no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Owned IP.

(ii) The Company lawfully owns, or otherwise has sufficient rights to, all Company IP, and the Company IP is all of the Intellectual Property that is required to conduct the Company’s business in the manner in which it is currently being conducted and as proposed to be conducted pursuant to the Company’s current development road map and product plans. All Company IP is free and clear of any Encumbrances other than any restrictions set forth in any applicable Inbound License. The Company IP is valid, subsisting and enforceable, and, to the Knowledge of the Company, there are no facts, circumstances or information that would or reasonably could be expected to render any Company IP invalid or unenforceable. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby will not (A) result in the loss or impairment of any Company IP, including the use, practice and exploitation of any Company IP in the same manner in which it is currently being used, practiced or otherwise exploited by the Company or is proposed to be used, practiced or otherwise exploited by the Company pursuant to the Company’s current development road map and product plans or (B) give rise to any right of any Person to terminate any rights under any Inbound License or exercise any new or additional rights under any Company IP.

(iii) The Products (including the use thereof), the Company IP and the conduct of the Company’s business in the manner in which it is currently being conducted, and as proposed to be conducted pursuant to the Company’s current development road map and product plans, do not interfere with, infringe, misappropriate or violate any Intellectual Property Rights of any Person (and have not previously done so). The Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any notice that the Company must license or refrain from using any Intellectual Property of any other Person or any offer by any other Person to license any Intellectual Property to the Company), and, to the Company’s Knowledge, there is no basis therefor. To the Company’s Knowledge, no Person has interfered with, infringed upon, misappropriated or violated any Company IP.

(iv) Section 3.1(l)(iv) of the Disclosure Schedule identifies: (A) each item of Registered IP (and for each such item, the full legal name of the owner/applicant of record, the jurisdiction in which it exists, the application or registration number, and the date of application, registration or issuance, as applicable, and all upcoming due dates and filing deadlines up to and including the date that is three months after the date hereof and (B) all domain names owned or used by the Company (and for each such domain name, the full legal name of the owner and registrar of record). The Company has made available to Purchaser true, complete and correct copies of all documents and correspondence pertaining to each item of Registered IP. All Registered IP (1) is in full force and effect, (2) is valid, subsisting and enforceable, (3) has not been abandoned, passed into the public domain or permitted to lapse and (4) has been obtained and maintained in compliance with all Laws.

(v) Section 3.1(l)(v) of the Disclosure Schedule identifies each (A) Inbound License (excluding commercially available, off-the-shelf licenses for software with an acquisition cost or annual license fee of less than $1,000, other than licenses for Open Source Materials) and (B) Outbound License. The Company has delivered to Purchaser true, complete and correct copies of all IP Licenses. All IP Licenses are valid, binding and enforceable against all parties thereto, and there is no outstanding or threatened dispute or disagreement with respect to any IP License. There exists no event or condition that does or will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any IP License by the Company or, to the Company’s Knowledge, any other party thereto.

(vi) Section 3.1(l)(vi) of the Disclosure Schedule lists all Software owned by the Company. No source code for any Software that is owned by the Company or exclusively licensed to the Company has been delivered, licensed, or is subject to any source code escrow, delivery or similar obligation, whether contingent or otherwise, by the Company to any third party. The source code for all Software owned by the Company contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both (A) consistent with customary code annotation conventions and best practices in the software industry and (B) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze and interpret program logic, correct errors and improve, enhance, modify and support such Software. No Open Source Materials are contained in, distributed with or used in the operation, support, development or compilation of, any Products.

(vii) Section 3.1(l)(vii) of the Disclosure Schedule identifies (A) each Product and (B) any other Company IP material to the conduct of the Company’s business that is not otherwise identified in Sections 3.1(l)(iv), (v) or (vi) of the Disclosure Schedule.

(viii) Section 3.1(l)(viii) of the Disclosure Schedule identifies each standards-setting organization, university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the Company or any of its Affiliates is currently participating (other than any such group in which only a MACOM Affiliate, and not any other Affiliate of the Company, is participating), or in which the Company or any such Affiliate has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to the Company IP, and a listing and description of the membership agreements and other Contracts, bylaws, policies, rules and similar materials relating to such organizations, bodies and other groups, to which the Company or any such Affiliate is bound, true, complete and correct copies of which have been delivered to Purchaser. Neither the Company nor any such Affiliate is bound by, or has agreed to be bound by, any Contract, bylaw, policy, or rule of any Person that requires or purports to require the Company or such Affiliate (or, following the Closing Date, Purchaser or any of its Affiliates) to contribute, disclose or license any Intellectual Property to such Person or its other members.

(ix) Each current and former employee, officer, director, manager, consultant and contractor of the Company who is or has been involved in the development (alone or with others) of any Intellectual Property by or for the Company, or has or previously had access to any Trade Secrets, including Software source code, has executed a written, valid and enforceable Contract that (A) irrevocably and presently assigns to the Company, without an obligation of additional payment, sole ownership of and all right, title and interest in and to any such Intellectual Property and (B) reasonably protects such Trade Secrets. True, complete and correct copies of such Contracts have been delivered to Purchaser. The Company does not owe any compensation or remuneration to any current or former employee, officer, director, manager, consultant or contractor of the Company in relation to any Company IP. There is no Company IP that is owned, licensed to or otherwise held by a current or former employee, officer, director, manager consultant or contractor of the Company.

(x) In each case in which the Company has acquired ownership (or claimed or purported to acquire ownership) of any Owned IP from any Person (including any employee, officer, director, manager, consultant or contractor of the Company), the Company has obtained a valid and enforceable assignment sufficient to irrevocably and presently assign sole ownership of and all rights with respect to such Owned IP to the Company. All assignments of such Owned IP that are or may be required to be filed or recorded for such assignment to be valid or effective against bona fide purchasers without notice of such assignment have been duly executed and filed or recorded with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, and any other applicable Governmental Authority. True, complete and correct copies of such assignments have been delivered to Purchaser.

(xi) All Patents are in compliance with all legal requirements, including payment of correct filing, examination and maintenance fees. All maintenance fees, annuities and the like due or payable on the Patents have been timely paid through the Closing Date. No Patent has been or is now involved in any interference, reissue, reexamination, opposition, post-grant review, derivation, or similar proceeding in the U.S. Patent and Trademark Office or any other Governmental Authority, and, to the Company’s Knowledge, no such action has been threatened. The Company has the sole, unrestricted right to sue for past, present and future infringement of the Patents and to recover damages, costs and other remedies with respect thereto. There are no existing Contracts, proposals, bids, offers or rights with, to or in any Person to acquire any right, title or interest in or to the Patents or related patent rights, whether implied or express, written or oral. No right, authorization, license, covenant, immunity, release, standstill or waiver has been granted or retained under the Patents or related patent rights (whether by the Company, any prior owner or any other Person), whether implied or express, written or oral, and there is no obligation imposed by or commitment made to a standards body, standard-setting organization or standards development organization to license or grant any rights to any of the Patents. None of the Outbound Licenses or other rights is exclusive or transferable, includes the right to grant sublicenses or is subject to any compulsory license. Purchaser will not be or become subject to any covenant not to sue, release or similar limitation on its enforcement or enjoyment of the Patents as a result of any action taken or not taken by the Company or any prior owner of any Patents. Neither the Company nor, to the Knowledge of the Company, any prior owner of any Patent has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including misrepresenting the Company’s patent rights to a standard-setting organization or failing to disclose material prior art in connection with the prosecution of any Patent. There are no patents that claim priority over or otherwise relate to the subject matter of the Patents that have been abandoned or withdrawn by the Company or any prior owner thereof. If any Patent is subject to a terminal disclaimer under 37 C.F.R. § 1.321, then all patents subject to the terminal disclaimer are included in the Patents.

(xii) Any mask works that are included in the Company IP were (A) developed solely by employees of the Company acting within the scope of their employment who irrevocably and presently assigned any Intellectual Property rights that they may have in or to such mask works to the Company pursuant to valid and enforceable written Contracts, or (B) developed by independent contractors who irrevocably and presently assigned any Intellectual Property rights that they may have in or to such mask works to the Company pursuant to valid and enforceable written Contracts. No such mask works contain any design, documentation or other Intellectual Property that is owned (or claimed to be owned) by any Person. True, complete and correct copies of documents relating to such mask works have been delivered to Purchaser.

(xiii) (A) The Company has taken all necessary, appropriate and reasonable measures in accordance with Law to protect and preserve its rights in the Company IP and to safeguard and maintain the secrecy and confidentiality of all Trade Secrets; (B) the Company has only disclosed Trade Secrets pursuant to the terms of a valid and enforceable Contract that requires the Person receiving such Trade Secrets to reasonably protect and not disclose such Trade Secrets; and (C) there has been no disclosure by the Company or any of its employees, officers, directors, managers, consultants or contractors of any Trade Secrets that would compromise the confidentiality of such Trade Secrets or their status or protectability under Law. To the Company’s Knowledge, there has been no misappropriation of any Trade Secrets by any Person or any breach of any obligation of confidentiality owed to the Company with respect to any Trade Secrets. The Company is in compliance with all Contracts relating to third party trade secrets to which the Company is a party or that otherwise bind the Company.

(xiv) The Company has (A) complied with all Laws relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of Personally Identifiable Information; and (B) taken reasonable measures (which measures shall, at minimum, be commensurate with industry best practices) to ensure that all data and information owned or held by the Company (including any Personally Identifiable Information) (collectively “Company Data”) is protected against loss, damage and unauthorized access, use, modification or other misuse. There has been no loss, damage or unauthorized access, use, modification or other misuse of any Company Data. No Person has provided any notice, made any claim or commenced any Legal Proceeding with respect to loss, damage or unauthorized access, use, modification or other misuse of any Company Data and there is no reasonable basis for any such notice, claim or Legal Proceeding.

(xv) All Software used by the Company is substantially free of any material defects, bugs and errors, and, to the Company’s Knowledge, does not contain or make available any disabling software, code or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, Software, data or other materials (“Contaminants”).

(xvi) The computer, information technology and data processing systems, facilities and services used by the Company, including all Software, hardware, networks, communications facilities, platforms and related systems and services used or planned to be used by the Company (collectively, the “Systems”), are sufficient for the needs of the Company. The Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the Company’s business in the manner in which it is currently being conducted and as proposed to be conducted pursuant to the Company’s current development road map and product plans, and there are no current plans or Contracts for any material modifications, upgrades or replacements to the Systems. The Company has taken all commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are substantially free from Contaminants. There has been no failure, breakdown or substandard performance of any Systems during the 12 months immediately preceding the date hereof that has caused a material disruption or interruption in or to any use of the Systems or the operation of the Company’s business. The Company makes back-up copies of data and information critical to the conduct of its business at least once every day and conducts periodic tests (no less frequent than annually) to ensure the effectiveness of such back-up systems.

(xvii) There is no Contract, Order or other provision or requirement that obligates the Company to grant any license, covenant not to sue, immunity, release or right in the future with respect to any Company IP. Neither the execution, delivery or performance of this Agreement or any Related Agreement by the Company or Seller, nor the consummation of the transactions contemplated hereby or thereby, with or without notice or lapse of time, will result in or give any other Person the right or option to cause or declare (A) a loss or impairment of, or Encumbrance on, the release, disclosure, or delivery to any other Person of, or the grant, assignment or transfer to any other Person of any title to or any license or other right or interest under, to or in any Company IP (including any source code to any Software owned, licensed, or leased by, or otherwise used in the business of, the Company) or any Intellectual Property owned or held by Purchaser or any MACOM Affiliate (including, from and after the Closing, the Company); (B) a breach or modification of or default under any IP License; (C) Purchaser or any MACOM Affiliate (including, from and after the Closing, the Company) to be (1) bound by any non-compete obligation or other restriction on the operation of any business by Purchaser or any MACOM Affiliate (including, from and after the Closing, the Company) or (2) obligated to pay any incremental royalties or other amounts, offer any incremental or other discounts, or be bound by any incremental or other “most favored pricing” terms to any third party. As used in this Section 3.1(l)(xvii), an “incremental” royalty, amount, discount or “most favored pricing” term refers to a royalty, amount, discount or “most favored pricing” term, as applicable, in excess, whether by contractual term, contractual rate or scope, of those obligations that would have been required to be offered or granted, as applicable, had this Agreement or the Related Agreements or the transactions contemplated hereby or thereby not been executed or consummated, as applicable. Each item of Company IP owned or exploited by Company immediately prior to the Closing will be owned or available for exploitation by Company on identical terms and conditions immediately after the Closing.

(m) Insurance.

(i) Part 1 of Section 3.1(m) of the Disclosure Schedule lists the following information with respect to each insurance policy to which the Company is a party or under which any of its assets or business, or any of its current or former employees, officers, directors or managers (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder (each, an “Insurance Policy”): (A) the name of the insurer, the name of the policyholder and the name of each covered insured; (B) the policy number and the period of coverage; and (C) an accurate description of all retroactive premium adjustments and other loss sharing arrangements. Part 2 of Section 3.1(m) of the Disclosure Schedule lists all self-insurance arrangements affecting the Company. Part 3 of Section 3.1(m) of the Disclosure Schedule lists all claims made on any Insurance Policy since January 1, 2010 and indicates whether such claims have been paid or denied or are still pending.

(ii) With respect to each Insurance Policy: (A) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect and all premiums due and payable to date thereunder have been paid; (B) neither the Company nor, to the Company’s Knowledge, any other party to such Insurance Policy is, or since January 1, 2010 has been, in default or otherwise in material breach thereof (including regarding payment of premiums or giving of notices); and (C) no event has occurred that (with or without the passage of time or giving of notice) would reasonably be expected to constitute such a default or material breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy. The Insurance Policies provide coverage of the type and in the amounts customarily carried by Persons conducting businesses or owning properties and assets similar to those of the Company.

(n) Employees.

(i) The Company has delivered to Purchaser a true, complete and correct list of the Company’s employees, their job title, date of hire, current base salary, current classification status as an exempt or non-exempt employee, visa status (including type of visa), if applicable, and commission, bonus or any other compensation (if applicable). To the Company’s Knowledge, no employee of the Company plans to terminate employment with the Company in the near future. The Company is not a party to, and is not bound by, any collective bargaining agreement, and the Company has not experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining or other labor dispute since January 1, 2010 arising from or relating to the Company’s employees. There is no organizational effort presently being made or, to the Company’s Knowledge, threatened by or on behalf of any labor union with respect to the Company’s employees. The Company has not received notice or other communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Law relating to hiring, recruiting, employing of (or continuing to employ) anyone not authorized to work in the United States and has in its files a Form I-9 that is validly and properly completed in accordance with Law for each employee of the Company with respect to whom such form is required under Law.

(ii) The Company is and has been in compliance in all material respects with all Laws related to employment, discrimination in employment, terms and conditions of employment, termination of employment, wages, hours, overtime, vacation, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors. The Company has not engaged in any unfair labor practice, as defined in the National Labor Relations Act or similar Law. There are no charges, complaints, grievances, disciplinary matters or controversies pending or, to the Knowledge of the Company, threatened, between the Company and any of the Company’s current or former employees or other individual service providers (including consultants and independent contractors) or personal service companies (including consultants and independent contractors). The Company has not received written notice from any Governmental Authority responsible for the enforcement of employment Laws indicating its intent to conduct an investigation or that any such investigation is in progress and, to the Company’s Knowledge, no Governmental Authority is conducting or is planning to conduct such an investigation.

(iii) All of the employees of the Company are at-will employees. To the Company’s Knowledge, no current or former employee of the Company is in violation of any term of any Contract with respect to employment, invention assignment, patent disclosure, or non-competition, non-solicitation or any other restrictive covenant to a former employer relating to the right (or the scope of the right) of any such employee to be employed by the Company because of the nature of the business conducted by the Company or to the use of trade secrets or proprietary information of others.

(o) Employee Benefits.

(i) Section 3.1(o)(i) of the Disclosure Schedule sets forth a true, complete and correct list of all Employee Benefit Plans. None of the Company, Seller or any ERISA Affiliate has any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any Employee Benefit Plan not listed in Section 3.1(o)(i) of the Disclosure Schedule, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company, any ERISA Affiliate or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense of maintaining such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. Each Employee Benefit Plan can be amended or terminated by the Company at any time (whether before or after Closing) and without any material Liability or expense to the Company, any ERISA Affiliate, Purchaser or such Employee Benefit Plan (including any surrender charge, market rate adjustment or other early termination charge or penalty).

(ii) The Company has made available to Purchaser with respect to each Employee Benefit Plan (to the extent applicable): (A) all documents embodying such Employee Benefit Plan (including all amendments thereto) or, if such Employee Benefit Plan is not in writing, a written description of such Employee Benefit Plan; (B) the last three annual reports (Form 5500 series and all schedules and financial statements attached thereto) filed with respect to such Employee Benefit Plan; (C) the most recent summary plan description, and all summaries of material modifications related thereto, distributed with respect to such Employee Benefit Plan; (D) all Contracts (and any amendments thereto) relating to such Employee Benefit Plan, including all trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (E) the most recent determination, opinion or advisory letter, as applicable, issued by the IRS with respect to such Employee Benefit Plan; (F) the most recent financial statement prepared for such Employee Benefit Plan; (G) all written communications to current and former employees of the Company or any other individuals, to the extent that the provisions of such Employee Benefit Plan as described therein differ from such provisions as set forth or described in the other information or materials furnished under this Section 3.1(o)(ii); (H) all correspondence to or from any Governmental Authority during the last three years relating to such Employee Benefit Plan; and (I) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the three most recently completed plan years.

(iii) With respect to each Employee Benefit Plan: (A) such Employee Benefit Plan was properly and legally established; (B) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all Laws, including ERISA and the Code (and the regulations and rulings issued thereunder); (C) the Company, Seller, each ERISA Affiliate and each other Person (including each fiduciary of such Employee Benefit Plan) has properly performed all of its duties and obligations (whether arising by operation of Law, by Contract or otherwise) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure, notification and fiduciary duties and obligations; (D) all returns, reports (including all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto), notices, statements and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Authority or provided to any Employee Benefit Plan participant (or the beneficiary of any such participant) have been properly filed or provided on or before their respective due dates and are accurate in all material respects; (E) none of the Company, Seller, any ERISA Affiliate or any other Person has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other Law; (F) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a nonexempt prohibited transaction under Sections 406 or 407 of ERISA or under Section 4975 of the Code; (G) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Employee Benefit Plan have been paid on or before their respective due dates and within the applicable time period prescribed by ERISA, if any, or, if not yet due, have been accrued on the Most Recent Balance Sheet; and (H) the Company has not incurred, and there exists no condition or set of circumstances in connection with which the Company or Purchaser could incur, directly or indirectly, any Tax, penalty, fine, Liability or expense under ERISA, the Code or any other Law, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

(iv) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and its related trust or group annuity contract is exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (A) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan’s qualified status under the Code, as amended by the Pension Protection Act of 2006 and all subsequent legislation, (B) has a timely filed request for such a letter pending with the IRS or has remaining a period of time under the Code or applicable Treasury Regulations or IRS pronouncements in which to request, and make any amendments necessary to obtain, such a letter from the IRS, or (C) is a prototype or volume submitter plan entitled, under applicable IRS guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan. Nothing has occurred, or could reasonably be expected to occur, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust or group annuity contract or require the filing of a submission under the IRS’s employee plans compliance resolution system or the taking of any corrective action pursuant to such system in order to maintain the qualified status of such Employee Benefit Plan.

(v) There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company’s Knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by any Governmental Authority, and, to the Company’s Knowledge, no such action is contemplated or under consideration by any Governmental Authority.

(vi) None of the Company, Seller or any ERISA Affiliate sponsors, maintains or contributes to or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), or has or could have any Liability with respect to: (A) any “multiemployer plan,” as defined in Sections 3(37) or 4001(a)(3) of ERISA or 414(f) of the Code; (B) any multiple employer plan within the meaning of Sections 210, 4063 or 4064 of ERISA or Section 413(c) of the Code; (C) any employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code; (D) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; (E) any self-funded (or self-insured) health plan; or (F) any employee benefit plan, program, policy or arrangement covering employees outside of the United States or subject to the laws of any jurisdiction other than the United States.

(vii) None of the Employee Benefit Plans provides severance, life insurance, medical or other welfare benefits (within the meaning of Section 3(1) of ERISA) to any current or former employee of the Company or any ERISA Affiliate (or any other Person) after his or her retirement or other termination of employment or service, and neither the Company nor any ERISA Affiliate has ever represented, promised or contracted (whether in written or oral form) to any such employee or former employee (or to any other Person) that such benefits would be provided, except to the extent required by Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA

(viii) Each Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder (and has satisfied such requirements for the entire period during which Section 409A of the Code has applied to such Employee Benefit Plan). None of the transactions contemplated by this Agreement, or any other agreement referred to in this Agreement or to be entered into in connection with this Agreement, will constitute or result in a violation of Sections 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code (or otherwise violate Section 409A of the Code).

(ix) No amount payable under the Employee Benefit Plans and no payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to the Company (including pursuant to this Agreement, any agreement referred to in this Agreement or any agreement to be entered into in connection with this Agreement) will fail to be deductible for federal income Tax purposes by reason of Section 280G of the Code.

(x) The Company has no obligation to provide (whether pursuant to an Employee Benefit Plan or otherwise) a “gross-up”, indemnity payment or otherwise to compensate any individual with respect to the additional Taxes or interest pursuant to Section 280G of the Code, Section 4999 of the Code or Section 409A of the Code.

(xi) Neither the execution and delivery of this Agreement or any Related Agreement nor the consummation of the transactions contemplated hereby or thereby (either alone or upon the occurrence of any additional or subsequent event(s)) will (A) entitle any individual to severance benefits, unemployment compensation or any other payment from the Company, Seller, any ERISA Affiliate or any Employee Benefit Plan, (B) otherwise increase the amount of compensation due to any individual or forgive Indebtedness owed by any individual, (C) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit under any Employee Benefit Plan (including any options to purchase equity interests in the Company or Seller), (D) result in the renewal or extension of the term of any Contract regarding the compensation of any current or former employee, director or other service provider of or to the Company, or (E) impair any of the rights of the Company, Seller, any ERISA Affiliate or Purchaser with respect to any Employee Benefit Plan (including the right to amend or terminate any Employee Benefit Plan at any time and without any Liability or expense to the Company, Seller, any ERISA Affiliate, Purchaser or such Employee Benefit Plan).

(p) Permits.

(i) Since January 1, 2010, the Company has maintained, in full force and effect, and has complied in all material respects with, all Permits and has filed all registrations, reports and other documents that, in each case, are necessary or required for the operations of the Company and the conduct of its business as currently conducted, or the ownership, lease, use or operation of its assets or properties. Section 3.1(p)(i) of the Disclosure Schedule lists all of such Permits. There is no Legal Proceeding pending or Order outstanding or, to the Company’s Knowledge, threatened against the Company that would reasonably be expected to adversely affect any such Permit, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely. Such Permits will continue to be in full force and effect following the Closing until the expiration of such Permits in accordance with their respective terms.

(ii) Each employee, officer, director, manager, agent, representative or independent contractor of the Company required to be licensed by any Governmental Authority or professional body has all required Permits, such Permits are in full force and effect and are listed on Section 3.1(p)(ii) of the Disclosure Schedule, and, to the Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to result in any such Permits being suspended or revoked or otherwise lapsing prematurely.

(q) Contracts and Commitments.

(i) Section 3.1(q) of the Disclosure Schedule lists the following Contracts to which the Company is a party or by which any of its assets or properties is bound: (A) any Real Property Lease; (B) any Contract (or group of related Contracts) for the lease or license of personal property (including Intellectual Property) to or from any Person, excluding licenses with an annual license fee of less than $1,000 individually or $10,000 in the aggregate; (C) any Contract (or group of related Contracts) for the purchase or sale of raw materials, commodities, supplies, products or other personal property (including Intellectual Property) or for the furnishing or receipt of services, excluding Contracts involving a consideration of less than $25,000 individually or $125,000 in the aggregate; (D) any Contract concerning a partnership or joint venture; (E) any Contract (or group of related Contracts) under which the Company has created, incurred, assumed or guaranteed any Indebtedness, or under which the Company has imposed or become subject to any Encumbrance on any of its assets, tangible or intangible; (F) any Contract concerning non-competition or non-solicitation; (G) any Contract between the Company and Seller; (H) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, change of control or other material plan or arrangement for the benefit of the current or former officers, directors, managers, employees or independent contractors of the Company; (I) any collective bargaining agreement; (J) any Contract for the employment of any individual on a full-time, part-time, consulting, or other basis or that provides for severance benefits; (K) any Contract under which the Company has advanced or loaned any amount to any of the Company’s officers, directors, managers or employees; provided, however, that this shall not include standard and customary advances made to officers, directors, managers or employees in their capacity as such; (L) any Contract under which the Company has made any advance or loan to any other Person; (M) any Contract under which the consequences of a default or termination could have a Material Adverse Effect; (N) any settlement, conciliation, or similar Contract; (O) any Government Contract; and (P) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $25,000 or that was not entered into in the Ordinary Course of Business.

(ii) The Company has delivered to Purchaser a true, complete and correct copy of each written Contract required to be identified on Section 3.1(q) of the Disclosure Schedule and a written summary setting forth the material terms and conditions of each oral Contract required to be identified on Section 3.1(q) of the Disclosure Schedule. With respect to each of these Contracts: (A) such Contract is legal, valid, binding, enforceable and in full force and effect; (B) the Company is not, and to the Company’s Knowledge, no other party is in material breach or default, and no event has occurred that with notice or lapse of time or both would constitute a material breach or default or permit termination, modification or acceleration under such Contract; and (C) no party has repudiated any provision of such Contract or threatened to terminate such Contract.

(iii) (A) The Company has not received written notification of cost, schedule, technical or quality problems that could reasonably result in one or more claims against the Company (or its successors in interest) by any Governmental Authority, any Prime Contractor or a higher-tier subcontractor in excess of $25,000, individually or in the aggregate; (B) all Government Contracts have been legally awarded; (C) no Government Contract is currently or is reasonably likely to become the subject of bid or award protest proceedings; and (D) the Company has not taken any action and is not a party to any Legal Proceeding that could reasonably be expected to give rise to (1) Liability under the False Claims Act, (2) a claim for price adjustment under the Truth in Negotiations Act, or (3) any other request for a reduction in the price of any Government Contract in excess of $25,000, individually or in the aggregate.

(iv) (A) The Company has complied in all material respects with all Laws relating to each of its Government Contracts and maintains systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and material management systems) that are in compliance in all material respects with all requirements of all Government Contracts and all Laws; (B) since January 1, 2010, no past performance evaluation received by the Company with respect to any such Government Contract has set forth a default or other failure to perform thereunder or termination thereof; (C) since January 1, 2010, no money due to the Company pertaining to any Government Contract has been withheld or set-off as a result of any claims made against the Company involving amounts in excess of $25,000, individually or in the aggregate; and (D) no Government Contract has been terminated for default in the past ten years.

(v) The Company has not been, and is not now, suspended or debarred from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or, to the Company’s Knowledge, threatened against the Company or any of its officers, directors, managers or employees. To the Company’s Knowledge, there is no valid basis for the Company’s suspension or debarment from bidding on contracts or subcontracts for or with any Governmental Authority. No cure notice or show cause notice has been issued to the Company and remains outstanding.

(vi) Since January 1, 2010, (A) the Company has not undergone and is not currently undergoing any audit, inspection or surveyor examination of records by any Governmental Authority relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, (B) the Company has not received written notice of, and has not undergone, any investigation or review relating to any Government Contract and involving fraud, deception, dishonesty, willful misconduct, criminal activity or any allegation thereof, and (C) no such audit, review, inspection, investigation or surveyor examination of records has been threatened orally or in writing. The Company has not received any official notice that it is or was being specifically audited or investigated by the Governmental Accountability Office, the Defense Contract Audit Agency of the United States Government, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including any United States Attorney).

(r) Restrictions on Business Activities. The Company is not a party to or bound by any Contract or Order that (i) prohibits or limits or would reasonably be expected to prohibit or limit any acquisition or transfer of the Membership Interests or the conduct of the Company’s business as currently conducted, and as proposed to be conducted pursuant to the Company’s current development road map and product plans, in any material respect, (ii) limits the right of the Company to engage or compete in any line of business or to compete with any Person, (iii) grants to any Person any exclusive rights, (iv) provides “most favored nation” or similar rights to any Person, or (v) otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company or Purchaser to use, market, import, sell, distribute, manufacture or otherwise exploit any Products or Company IP or to purchase or otherwise obtain any Software, services, components, parts or subassemblies.

(s) Tax Matters. The Company has properly prepared and filed all Tax Returns that were required to be filed by it, and no extensions are currently in effect. All Taxes owed by or with respect to the Company with respect to any Pre-Closing Tax Period were paid prior to the Closing Date, or, in the case of Taxes not yet due, will be properly reflected on the Pre-Closing Statement, in each case, whether or not shown as due on a Tax Return. There is no Legal Proceeding with respect to Taxes in progress, pending, or, to the Company’s Knowledge, threatened. All deficiencies in Taxes proposed by any Governmental Authority as a result of any adjustments to the Taxes reported to be due by the Company have been paid. The Company has complied with all Laws relating to the payment and withholding of Taxes (including payroll Taxes, sales Taxes and withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any non-United States Laws) and has withheld and paid over to the applicable Governmental Authority all amounts required to be so withheld and paid over under all Laws. The Company (i) does not have in effect any waiver of any statute of limitations regarding Taxes or Contract to an extension of time regarding the assessment of any Tax deficiency, and (ii) has not received a claim from any Governmental Authority in a jurisdiction where the Company does not file any Tax Return that the Company is or may be subject to taxation by such jurisdiction. There are no Encumbrances for Taxes upon any of the Company’s properties or assets, other than Permitted Encumbrances, all of which are listed in Section 3.1(s)(ii) of the Disclosure Schedule. All persons performing services to the Company who are classified and treated as independent contractors, consultants or in a similar capacity qualify as independent contractors and not as employees under applicable Tax Law. The Company is, and at all times since its conversion into a limited liability company on September 4, 2012 has been, an entity taxed as a partnership or a disregarded entity for federal and applicable state income Tax purposes. The Company is not a party to, is not bound by, and does not have any Liability under any Tax sharing agreement, Tax indemnification agreement, or Tax allocation agreement or similar Contract. The Company has no Liability for Taxes of any Person (other than the Company) under any Law, as a transferee or successor, by Contract or otherwise. The Company is not a party to any “reportable transaction” within the meaning of Section 6707A of the Code or Section 1.6011-4 of the Treasury Regulations. The Company is not, directly or indirectly, the beneficiary of any federal, state, local or foreign Tax holiday or Tax incentive or other similar Tax benefit. The Company is not subject to or required to register for any value added taxes.

(t) Customers and Suppliers. No Material Supplier or Material Customer of the Company has: (i) declined to renew, materially amended, canceled or otherwise terminated, or communicated any threat to the Company to decline to renew, materially amend, cancel or otherwise terminate, its relationship with the Company, (ii) limited or decreased, or threatened to decrease, materially its services or supplies to the Company in the case of any such Material Supplier, or (iii) limited or decreased, or threatened to decrease, materially its usage or purchase of any Products or services in the case of any such Material Customer. To the Company’s Knowledge, no Material Supplier or Material Customer intends to cancel or otherwise terminate its relationship with the Company or to decrease materially its services or supplies to the Company or its usage or purchase of Products or the Company’s services.

(u) Interested Party Transactions. Except as set forth on Section 3.1(u) of the Disclosure Schedule, the Company is not indebted to any equityholder, officer, director, manager, employee, consultant or Affiliate of the Company or any family member (whether by blood, marriage, domestic partnership or otherwise) of any of the foregoing (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary business expenses), and no such Person is indebted to the Company. No such Person owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than three percent of the equity of any such entity), or is an officer, director, manager, equityholder, employee or consultant of any Person that is a competitor, lessor, lessee, licensor, licensee, customer, supplier or distributor of the Company or conducts a business similar to any business conducted by the Company. No such Person (i) owns or holds, directly or indirectly, in whole or in part, any interest of any kind in any Company IP or (ii) has any material interest in any other property or asset used in or pertaining to the Company’s business.

(v) Propriety of Past Payments. No unrecorded fund or asset of the Company has been established for any purpose. No material accumulation or use of funds of the Company has been made without being properly accounted for in the books and records of the Company. No payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment. Neither the Company, nor any officer, director, manager, employee or agent of the Company or other Person associated with or acting for or on behalf of the Company, has, directly or indirectly, offered, promised, authorized or made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services to (i) influence an act or decision of any Governmental Authority (including a decision not to act); (ii) induce such a Person to use his or her influence to affect any Governmental Authority’s act or decision; (iii) obtain favorable treatment for the Company or any Affiliate of the Company in securing business; (iv) pay for favorable treatment for business secured for the Company or any Affiliate of the Company; (v) obtain special concessions (or for special concessions already obtained) for the Company or any Affiliate of the Company; or (vi) otherwise benefit the Company in violation of any Law (including the United States Foreign Corrupt Practices Act). Neither the Company, nor any officer, director, manager, employee, agent or other Person acting on behalf of the Company, has (A) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (B) accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value. No officer, director, manager, employee, agent or other Person acting on behalf of the Company is a government official, a political party or a candidate for political office. The Company does not have any undisclosed sub-agents, sub-contractors, or other third parties acting on its behalf. Neither the Company nor, to the Company’s Knowledge, any equityholder, officer, director, manager, employee, agent or other Person acting on behalf of the Company has been convicted of or pleaded guilty to an offense involving fraud, corruption, or moral turpitude in any jurisdiction.

(w) Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of set off under any Contract with any obligor of any Account Receivable regarding the amount or validity of such Account Receivable.

(x) Inventory. The Company’s inventories, whether shown on the Most Recent Balance Sheet or thereafter acquired by the Company, consist of items of a quantity and quality usable or salable in the Ordinary Course of Business. Since the date of the Most Recent Balance Sheet, the Company has continued to replenish inventories in a normal and customary manner consistent with past practices. The Company has not received notice that it will experience, in the foreseeable future, any material difficulty in obtaining, in the desired quantity and quality, at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products (including any Company Process Technology) required for the manufacture, assembly or production of the Products. The values at which inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with GAAP, consistently applied. Since the date of the Most Recent Balance Sheet, due provision was made on the books of the Company to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

(y) Books and Records. The books and records of the Company accurately and fairly reflect, in reasonable detail, the assets and liabilities of the Company.

(z) Brokers. Neither the Company nor any Person acting on its behalf has employed any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which the Company, Seller, Purchaser or any of their respective Affiliates is or may become liable.

Section 3.2 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that the statements contained in this Section 3.2 are and will be true and correct as of the date of this Agreement and at and as of the Closing (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

(a) Organization; Standing and Power. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Seller has full limited liability company power and authority to execute, deliver and perform this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

(b) Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and each of the Related Agreements to which Seller is, or at the Closing will be, a party have been duly authorized by all necessary limited liability company or other action on the part of Seller. This Agreement and the Related Agreements to which Seller is, or at the Closing will be, a party each constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is, or at the Closing will be, a party does not and will not (i) constitute a breach or violation of Seller’s governing documents, (ii) constitute a breach or violation of any Law to which Seller or any of its properties or assets is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any material Contract to which Seller is a party or by which Seller or any of its properties or assets is bound or by which any of the Membership Interests are bound or affected (or result in the imposition of any Encumbrance upon any of the Membership Interests), or (iv) require any consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any material Contract.

(c) Title to Membership Interests. Seller owns the Membership Interests free and clear of all Encumbrances. Seller is not a party to any voting agreement, equityholder agreement, buy-sell agreement or other agreement that may affect the voting or transfer of the Membership Interests or is otherwise related to the Membership Interests.

(d) Litigation. Seller is not subject to any Order that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or any Related Agreement.

(e) Distribution. Seller does not have any claim (contractual or otherwise) for any distribution from the Company as a result of the pass-through to Seller of any income or gain of the Company under the Code or otherwise.

(f) Brokers. Neither Seller nor any Person acting on its behalf has employed any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which the Company, Seller, Purchaser or any of their respective Affiliates is or may become liable.

Section 3.3 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that the statements contained in this Section 3.3 are and will be true and correct as of the date of this Agreement and at and as of the Closing (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.3).

(a) Organization; Standing and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full corporate power and authority to enter into this Agreement and the Related Agreements to which it is, or at the Closing will be, a party and to consummate the transactions contemplated by this Agreement and each of the Related Agreements to which it is, or at the Closing will be, a party.

(b) Authorization and Non-Contravention. The execution, delivery and performance of this Agreement and each of the Related Agreements to which Purchaser is, or at the Closing will be, a party have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the Related Agreements to which Purchaser is, or at the Closing will be, a party each constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. Except as set forth on Section 3.3(b) of the Disclosure Schedule, Purchaser’s execution, delivery and performance of this Agreement and the Related Agreements to which it is, or at the Closing will be, a party does not and will not (i) constitute a breach or violation of Purchaser’s governing documents, (ii) constitute a breach or violation of any Law to which Purchaser or any of its properties or assets is subject, (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract to which Purchaser is a party or by which Purchaser or any of its properties or assets is bound, or (iv) require consent, waiver, authorization, novation or notice of or to any Person, including any Governmental Authority or any party to any material Contract.

(c) Brokers. Neither Purchaser nor any Person acting on its behalf has employed any financial advisor, broker or finder or incurred any Liability for any financial advisory, brokerage or finder’s fee or commission in connection with this Agreement, the Related Agreements or the transactions contemplated hereby or thereby for which the Company or Seller is or may become liable.

(d) Sufficient Funds. Except for approval of Parent’s request to draw on its line of credit to finance such transactions pursuant to that certain Amended and Restated Credit Agreement, dated as of September 26, 2013, among Parent, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent for the lenders, HSBC Bank USA, National Association, RBS Citizens, N.A., Bank of America, N.A., and TD Bank, N.A., as co-documentation agents, and J.P. Morgan Securities LLC as sole bookrunner and sole lead arranger, Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of transactions contemplated by this Agreement or the Related Agreements. Purchaser will have, at the Closing, the financial capability to consummate the transactions contemplated by this Agreement and the Related Agreements on the terms and subject to the conditions set forth in this Agreement.

ARTICLE IV.

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the date of this Agreement and the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms:

Section 4.1 General. Each of the Parties shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements (including satisfaction, but not waiver, of the Closing conditions set forth in Sections 2.2 and 2.3); provided, however, that nothing in this Agreement requires, or will be construed to require, any of the Parties to take, or to refrain from taking, any action (including agreeing to any concession or arrangement with any Governmental Authority or other Person that would impose any material obligation on such Party) that would result in any restriction with respect to any properties, assets, business or operations of such Party or its Affiliates, or to cause its Affiliates to do or agree to do any of the foregoing, whether prior to, at or following the Closing.

Section 4.2 Notices and Consents. The Company shall, and Seller shall cause the Company to, give all notices to third parties and use commercially reasonable efforts to obtain, in writing, without penalty or condition which is adverse to Purchaser, all consents, Permits, approvals, licenses, certificates, covenants, waivers, authorizations or novations required in connection with the transactions contemplated by this Agreement and the Related Agreements. Any instrument evidencing any consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation to be obtained prior to the Closing shall be in form and substance reasonably satisfactory to Purchaser. The Company shall, and Seller shall cause the Company to, provide Purchaser complete copies of all letters, applications or other documents prior to their submission to or promptly after receipt from any Governmental Authority or other Person with respect to each consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation, and will afford Purchaser the opportunity to comment on any letter, application and other document to be submitted. The Company will promptly and regularly advise Purchaser concerning the status of each consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation, including any difficulties or delays experienced in obtaining and any conditions required for such consent, Permit, approval, license, certificate, covenant, waiver, authorization or novation.

Section 4.3 Operation and Preservation of Business. Without the prior written consent of Purchaser, the Company shall not, and Seller shall cause the Company not to, engage in any practice, take any action or enter into any transaction outside the Ordinary Course of Business, except for any action expressly specified in this Agreement. Without the prior written consent of Purchaser, neither the Company nor Seller shall engage in any practice, take or fail to take any action or enter into any Contract or transaction that could reasonably be expected to cause the representations and warranties of the Company or Seller contained herein to be untrue at any time between the date hereof and the Closing. The Company shall conduct its business in a reasonable and prudent manner in accordance with past practices and in compliance with all Laws, and shall keep its business, assets and properties, including the Company’s present operations, physical facilities, working conditions, insurance policies, goodwill and relationships with lessors, licensors, suppliers, customers, employees and other business relations substantially intact. Without limiting the generality of the foregoing, the Company shall (a) maintain and replace the assets used in or necessary for the operation of its business and make necessary and prudent capital expenditures, (b) maintain its working capital consistent with past practices and at a level sufficient to operate its business in the Ordinary Course of Business prior to and immediately after the Closing, and (c) not, without the prior written consent of Purchaser, (i) enter into any Contract or commitment or incur any expense with a value or requiring payment in excess of $25,000; (ii) sell, issue, transfer, pledge, dispose of or encumber, or agree to sell, issue, transfer pledge, dispose of or encumber, any equity interests or other securities (or any options, warrants or rights of any kind with respect thereto) or repurchase, purchase, redeem or cancel any of its outstanding equity interests or other securities (or any options, warrants or rights of any kind with respect thereto); (iii) amend or authorize any amendments to the Company’s governing documents; (iv) incur any Indebtedness other than in the Ordinary Course of Business or otherwise encumber its properties or assets; (v) declare, set aside or make any distributions to, or enter into any arrangement with, any equityholder of the Company; (vi) dispose of or encumber any of its assets except for sales of Products in the Ordinary Course of Business; (vii) increase any compensation or benefits of its employees or independent contractors, establish any new compensation or benefit plan or make any other material personnel changes; (viii) accelerate any Accounts Receivable, delay or postpone any capital expenditure or the payment of accounts payable or other Liabilities, or change, in any material respect, its practices in connection with the making of capital expenditures or the payment of accounts payable; (ix) grant or agree to grant to any Person any license of or other right to Intellectual Property other than non-exclusive licenses of Products granted in the Ordinary Course of Business; (x) enter into any Contract with respect to the Products, the terms of which vary from the Standard Product Terms; (xi) except as required as a result of a change in Law or GAAP, after the date hereof, change any of its financial accounting principles or practices; or (xii) take any action that would reasonably be expected to result in a Material Adverse Effect.

Section 4.4 Access. The Parties agree that Purchaser and its authorized agents and representatives shall have the right to consult with the Company’s officers, directors, managers, employees, attorneys, auditors and accountants concerning customary due diligence matters. Such access shall be during normal business hours and in a manner not to unreasonably interfere with normal business operations of the Company.

Section 4.5 Notice of Developments. The Company and Seller shall give prompt written notice to Purchaser, if and as it becomes aware, of any event, occurrence or development causing, or which would reasonably be expected to cause, (a) a material breach or inaccuracy of any of the representations and warranties in Section 3.1 or 3.2, (b) any material breach or nonperformance of or noncompliance with any covenant or material Contract of the Company or Seller in this Agreement or any Related Agreement, (c) the failure of any condition set forth in Section 2.2 or (d) any material damage to or loss or destruction of any properties or assets owned or leased by the Company (whether or not insured). The Company and Seller shall, from time to time, prior to the Closing, promptly notify Purchaser in writing of the existence or happening of any fact, event or occurrence that should be included in the Disclosure Schedule in order to make any representation or warranty set forth in Section 3.1 or 3.2 true and correct in accordance with its terms (the “Disclosure Update”). No Disclosure Update shall be taken into account in determining whether or not the condition to Closing set forth in Section 2.2(a) has been satisfied; provided, however, that any Disclosure Update with respect to facts, events or occurrences that first occurred after the date of this Agreement but before the Closing will be deemed to amend or supplement the Disclosure Schedule if the Closing occurs.

Section 4.6 Exclusivity. From and after the date hereof and until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company and Seller shall not, and shall cause their respective officers, employees, directors, managers, members, partners, equityholders, advisors, representatives, agents or Affiliates not to take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any Person or group (other than discussions with any MACOM Affiliate) regarding any acquisition of the Company, any merger or consolidation with or involving the Company, or acquisition of any material portion of the equity interests or assets of the Company (any of the foregoing, an “Alternate Transaction Proposal”). The Company will promptly, and in any event within 48 hours, notify Purchaser regarding any contact by any third party after the date hereof regarding any Alternate Transaction Proposal, including in any such notice the identity of the Person making, and the terms of, such Alternate Transaction Proposal.

Section 4.7 Confidential Information. That certain Confidentiality Agreement, dated as of August 13, 2012, by and between Purchaser’s parent, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”) and the Company’s predecessor, Nitronex Corporation, a Delaware corporation (the “NDA”), shall remain in full force and effect after the date hereof until the Closing in accordance with its terms, and the existence and terms of this Agreement and the Related Agreements shall constitute “Confidential Information” thereunder.

Section 4.8 Termination of 401(k) Plan. Prior to the Closing Date, the Company shall (a) terminate each Employee Benefit Plan that is intended to constitute a 401(k) plan of the Company (each, a “Company 401(k) Plan”) effective no later than the day immediately preceding the Closing Date, (b) adopt any and all amendments to each Company 401(k) Plan as may be necessary to ensure compliance with all applicable requirements of the Code (including all qualification requirements), and (c) take such other actions in connection with the termination of any Company 401(k) Plan as Purchaser may request, unless Purchaser notifies the Company in writing at least five days prior to the Closing Date that termination of such Company 401(k) Plan is not necessary. Unless Purchaser provides the notice described in the preceding sentence to the Company, the Company shall, prior to the Closing Date, provide Purchaser with evidence satisfactory to Purchaser that (i) each Company 401(k) Plan has been terminated effective no later than the day before the Closing Date pursuant to resolutions of the Company’s managing member, (ii) each Company 401(k) Plan has been amended as described above, and (iii) all other actions requested by Purchaser have been completed (and the form and substance of the resolutions and amendments referred to herein shall be subject to the prior review and approval of Purchaser.)

ARTICLE V.

POST-CLOSING COVENANTS

Section 5.1 Further Assurances. In case at any time after the Closing any further action is necessary or reasonably required to carry out the purposes of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby (including with respect to any Tax matters as provided in Section 5.4), each Party shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the requesting Party’s cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VI).

Section 5.2 Litigation Support. In the event and for so long as any Party is actively contesting or defending against any Legal Proceeding in connection with (a) this Agreement, any Related Agreement or any transaction contemplated hereby or thereby or (b) any fact, situation, circumstance, status, condition, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, the Company, Seller and Purchaser will cooperate with such Party and its counsel in the contest or defense, make available his, her or its representatives, and provide such testimony and access to his, her or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VI).

Section 5.3 Confidential Information. Effective upon the Closing, the NDA will automatically terminate without any further action by any Person. From and after the Closing, Seller will, and will instruct its employees, officers, directors, managers, members, partners, equityholders, advisors, representatives and agents to, (a) treat and hold as confidential and proprietary all information concerning the Company, Purchaser and its Affiliates (other than Seller, to the extent not related to the Company) and the business and affairs of Purchaser and the Company that is not already generally available to the public (provided, that any information generally available to the public as a result of Seller’s breach of this Section 5.3 or the NDA shall not be deemed to be generally available to the public hereunder) (collectively, the “Confidential Information”), (b) refrain from using any Confidential Information except as otherwise expressly contemplated by this Agreement and (c) promptly deliver to Purchaser or destroy, at the election of Purchaser, all tangible embodiments (and all copies) of any Confidential Information that are in the possession or under the reasonable control of Seller or any of its employees, officers, directors, managers, members, partners, equityholders, advisors, representatives or agents. In the event that Seller (or any such other Person) is requested or required (pursuant to written or oral question or request for information or documents in any Legal Proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Person will promptly notify Purchaser of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or such other Person) is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller (or such other Person) may disclose that portion of the Confidential Information that is required to be disclosed to the tribunal; provided, however, that the disclosing Person shall use such Person’s commercially reasonable efforts to obtain, at the reasonable request of Purchaser (and at the sole cost and expense of Purchaser), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate. The existence and terms of this Agreement and the Related Agreements shall be deemed Confidential Information.

Section 5.4 Tax Matters.

(a) Preparation and Filing of Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed any required federal income Tax Return and state income Tax Returns of the Company for periods ending on or prior to the Closing Date. Seller shall provide Purchaser with a reasonable opportunity to review any such income Tax Returns prior to filing that are filed for the Company on a stand-alone basis and do not include income earned by Seller, and shall consider in good faith any changes to such proposed Tax Returns as are reasonably requested by Purchaser. Purchaser shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Company for all taxable periods to the extent such Tax Returns are filed or required to be filed on or after the Closing Date. If requested by Seller, Purchaser shall provide Seller with a reasonable opportunity to review each such Tax Return (to the extent such Tax Return would affect any obligation of Seller under this Agreement), and Purchaser shall consider in good faith all reasonable comments of Seller with respect to each such Tax Return and make any changes reasonably requested by Seller that are (i) in accordance with applicable Law and (ii) not inconsistent with the Company’s prior custom or practice. Any compensation deductions and other transaction costs of the Company arising in connection with the transactions contemplated by this Agreement or any Related Agreement shall, to the maximum extent permitted by Law, be allocated to the Tax period of the Company that begins on the day following the Closing Date, but only to the extent not (x) treated as a reduction in the Purchase Price paid to Seller pursuant to Section 1.2 or (y) paid by or on behalf of the Company on or before the Closing Date. Any other costs or deductions funded by the Company before the Closing or serving to reduce the Purchase Price shall be allocated to the Seller and be treated as relating to the Pre-Closing Tax Period (as defined below).

(b) Liability for Taxes. Promptly upon written demand from Purchaser, Seller shall reimburse Purchaser for all Taxes of the Company for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and for Seller’s portion (as determined pursuant to Section 5.4(c)) of all Taxes of the Company for any Straddle Period, to the extent such Taxes were not taken into account in determining the Purchase Price.

(c) Apportionment of Straddle Period Taxes. With respect to any Straddle Period, the Taxes attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”), which portion shall be the responsibility of the Seller, and the period of the Straddle Period that begins on the day immediately following the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”), which portion, except as otherwise provided in this Agreement, shall be the responsibility of Purchaser. The portion of any Taxes allocated to the Pre-Closing Straddle Period shall (i) in the case of any property or similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any other Taxes, be deemed equal to the amount that would be payable if the relevant taxable period ended on the Closing Date. The portion of any Taxes allocated to the Post-Closing Straddle Period shall equal the balance of the Tax attributable to the Straddle Period.

(d) Cooperation. Purchaser and Seller shall each cooperate in all reasonable respects, as and to the extent reasonably requested by the other, in connection with the preparation and filing of any Tax Return or claim for refund or any Legal Proceeding with respect to the Company’s Taxes. Such cooperation includes (i) promptly forwarding copies (to the extent related thereto) of (A) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority relating to the Company, and (B) reasonably requested copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of Company property and (ii) upon request, providing each other with the information that any Party is required to report pursuant to the Code, to the extent that the Party to whom the request is made can obtain the information through the exercise of commercially reasonable efforts.

(e) Control of Audit or Tax Litigation. Purchaser shall have the right to control any Legal Proceeding regarding any Taxes of the Company. With respect to any such Legal Proceeding that relates to a Pre-Closing Tax Period and could affect any obligation of Seller under this Agreement, Purchaser shall permit Seller, at Seller’s expense, to participate in and to review and comment on any documents in connection with such Legal Proceeding and shall take any reasonable comments into consideration prior to filing any document.

(f) Transfer Taxes. Purchaser and Seller will each prepare and file such Tax Returns as may be, respectively, required of them in connection with all excise, sales, use, value added, transfer, stamp, documentary, filing, recordation or other similar Taxes incurred in connection with or as a result of the sale and transfer of the Membership Interests hereunder (“Transfer Taxes”) in accordance with the form of the transaction contemplated hereunder or as may otherwise be required by any Governmental Authority; provided, however, that the cost of all such Transfer Taxes will be borne by Seller.

Section 5.5 Termination of Management Fee Agreement. Effective upon the Closing, that certain oral management fee agreement made between the Company and Seller on or about June 25, 2012 (the “Management Fee Agreement”), together with all rights, duties and obligations arising thereunder or with respect thereto, shall be deemed to be terminated without further action of any party thereto.

Section 5.6 Release. As of the Closing Date, Seller, on behalf of itself and its successors and assigns, hereby releases, acquits and forever discharges the Company and each of its successors and assigns, of and from any and all manner of action or actions, causes of action, demands, rights, damages, debts, dues, sums of money, accounts, reckonings, costs, expenses, responsibilities, covenants, Contracts, controversies and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, that each such Person or such Person’s successors or assigns ever had, now have, or hereafter may or shall have against the Company or any of its successors or assigns arising out of any matters, causes, conditions, acts, conduct, claims, circumstances or events existing at or prior to the Closing, including with respect to the Management Fee Agreement. This release shall not apply to or otherwise limit, restrict or affect the indemnification, representations, warranties, covenants and all other obligations of Purchaser and Seller set forth in this Agreement or any Related Agreement.

ARTICLE VI.

CERTAIN REMEDIES

Section 6.1 Indemnification and Escrow.

(a) Indemnification Obligations. Seller and, if and only if this Agreement is terminated prior to the Closing, the Company (jointly and severally with Seller) agree to indemnify, defend, reimburse and hold harmless Purchaser and its Affiliates (other than Seller) and each of their respective officers, directors, managers, members, partners, equityholders, Subsidiaries, employees, successors, heirs, assigns, agents and representatives (each, a “Purchaser Indemnified Person”) from and against and be liable for any Damages related to or arising, directly or indirectly, out of, caused by or resulting from the following:

(i) any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty made by the Company or Seller in this Agreement or any Related Agreement, including the failure of any such representation or warranty to be true at the Closing as if given at the Closing (except for such representations and warranties which speak as of a particular date which representations and warranties need be true only as of such date);

(ii) any breach or nonperformance of or noncompliance with any covenant, agreement or obligation set forth in this Agreement or any Related Agreement to be performed or complied with by the Company or Seller on or before the Closing or by Seller after the Closing;

(iii) any Company Closing Debt or Seller Transaction Expenses not paid or satisfied in full before the Closing or included in the determination of the Purchase Price or any errors or inaccuracies in the amounts set forth in the Pre-Closing Statement; or

(iv) the matters described on Schedule 6.1.

(b) Escrow Amount.

(i) The Escrow Amount, less any amounts that have been released to any Purchaser Indemnified Persons to compensate such Purchaser Indemnified Persons for Damages as provided in this Article VI, shall be released to Seller on the business day immediately following on the Escrow Release Date; provided, however, that a portion of the Escrow Amount that is necessary to satisfy any unsatisfied or unresolved Claims specified in a written notice delivered to Seller prior to 11:59 p.m., Eastern Time, on the Escrow Release Date shall not be payable to Seller hereunder until final resolution of all such Claims, at which time the amount of the Escrow Amount retained in the Escrow Account to satisfy unresolved Claims shall be released to the applicable Purchaser Indemnified Person(s) or Seller, as applicable.

(ii) The Parties hereby acknowledge and agree that, subject to the limitations set forth in Sections 6.4 and 6.7, the disbursement of the Escrow Amount shall not be deemed to modify the obligations of Seller with respect to indemnification or the survival of representations, warranties, covenants, obligations or agreements or any related right to indemnification, nor shall the Escrow Amount or the Purchaser Indemnified Persons’ rights to make Claims against the Escrow Amount serve as a cap on or the sole source of funds to satisfy the indemnification obligations of Seller or otherwise limit the Purchaser Indemnified Persons’ remedies hereunder.

Section 6.2 Indemnification Procedure.

(a) Notice of Claims. Any Purchaser Indemnified Person claiming indemnification hereunder (each, a “Claiming Party”) shall give to Seller (the “Responding Party”) notice (a “Claim Notice”) of any claim (each, a “Claim”) as to which such Claiming Party proposes to demand indemnification hereunder as soon as reasonably practicable after the Claiming Party has received notice thereof or otherwise becomes aware of such Claim (provided that failure to give timely notice shall not limit the indemnification obligations of the Responding Party hereunder except to the extent the Responding Party demonstrates actual and material prejudice caused by the delay in giving, or failure to give, such notice).

(b) Objections to Claims; Resolution of Conflicts.

(i) The Responding Party shall have the right to object to any Claim made pursuant to Section 6.2(a) by delivering written notice of such objection (each, a “Claim Objection Notice”) to the applicable Claiming Party within ten business days following the Responding Party’s receipt of a Claim Notice (such period, the “Claim Objection Period”). The Claim Objection Notice with respect to any Claim shall specify in reasonable detail the basis for the Responding Party’s objection to such Claim. In the event that the Responding Party does not object to a Claim within the Claim Objection Period, (A) the Responding Party shall be deemed to have accepted and agreed to the Claim set forth in the Claim Notice and shall be precluded from raising any objection thereto after the Claim Objection Period, and (B) the Purchaser Indemnified Persons’ right to payment in respect of such Claim from the Escrow Amount pursuant to Section 6.1(b) or otherwise in accordance with Section 6.7, as applicable, shall be effective as of the day following the expiration of the Claim Objection Period.

(ii) In the event the Responding Party timely delivers a Claim Objection Notice to the Claiming Party with respect to any particular Claim pursuant to Section 6.2(b)(i), the Claiming Party shall have ten business days after receipt of such Claim Objection Notice to respond thereto in a written statement. If after such ten business day period there remains a dispute regarding the Claim, the Claiming Party and the Responding Party shall attempt in good faith for ten business days to reach a settlement of such Claim. If such a settlement is reached with respect to such Claim, the Purchaser Indemnified Persons’ right to recovery in respect of such Claim by payment of the amount of such Claim from the Escrow Amount pursuant to Section 6.1(b) or otherwise in accordance with Section 6.7, as applicable, shall be effective as of the date of settlement. If no such settlement can be reached after good faith negotiation during such ten business day period, either the Claiming Party or the Responding Party may commence a Legal Proceeding to resolve such Claim in accordance with Section 8.8. This Section 6.2(b) shall not apply to any Legal Proceeding for, or in any way limit the rights and remedies of any Party with respect to or such Party’s right to seek, specific performance, injunctive or declaratory relief or other equitable remedies pursuant to Section 6.6 or otherwise.

(c) Third-Party Claims. If any Claim is a third-party claim (each, a “Third-Party Claim”) the following provisions shall apply:

(i) (A) The Responding Party will have the right to assume the defense of the Third-Party Claim and shall diligently conduct the defense of the Third Party Claim at the expense of the Responding Party and keep the Claiming Party reasonably informed of the status of the Third-Party Claim, (B) the Claiming Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (except that the Responding Party will be responsible for the reasonable fees and expenses of the Claiming Party’s counsel (but not more than one law firm per jurisdiction) if the Claiming Party reasonably determines that counsel for the Responding Party has a conflict of interest or that there may be one or more defenses available to the Claiming Party that are not available to the Responding Party) and (C) the Responding Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Claiming Party (not to be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Responding Party, does not impose an injunction or other equitable relief upon the Claiming Party, and includes, as an unconditional term thereof, the giving by the claimant or plaintiff to the Claiming Party of a release (in form and substance reasonably satisfactory to the Claiming Party) from all Liability in respect of such Third-Party Claim. The foregoing notwithstanding, the Responding Party shall not be entitled to assume and conduct the defense of a Third Party Claim if (1) the aggregate amount of potential obligations of the Purchaser Indemnified Persons in respect of such Third Party Claim exceeds the maximum indemnification obligations of the Responding Party hereunder with respect to such Third Party Claim, (2) it is reasonably likely that such Third Party Claim will adversely affect the applicable Purchaser Indemnified Persons, other than as a result of monetary Damages, or (3) the Responding Party fails to provide the applicable Purchaser Indemnified Persons, upon reasonable request, with evidence reasonably satisfactory to the applicable Purchaser Indemnified Persons that the Responding Party has the financial resources to actively and diligently conduct the defense of such Third Party Claim. If the Responding Party fails or is not entitled to defend such Third-Party Claim as provided above, the Claiming Party may pay, settle, compromise and defend such Third-Party Claim, and the Responding Party will remain responsible for any Damages the Claiming Party may suffer to the extent resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article VI.

(ii) Any Third Party Claim relating to Taxes of the Company (or for which the Company may be liable) shall be governed by the provisions of Section 5.4 to the extent inconsistent with this Section 6.2(c).

(iii) Purchaser, the Company, Seller, the Responding Party and the Claiming Party shall cooperate with each other in the defense of any Third Party Claim and shall make available to the Party or Parties defending such Claim such materials and assistance relating thereto as is reasonably requested from such Person.

Section 6.3 Survival.

(a) General. The representations, warranties, covenants, obligations and agreements contained in this Agreement or in any Related Agreement and all related rights to indemnification shall survive the Closing as set forth in this Section 6.3. Except as provided in Section 6.3(b), (i) the representations and warranties of the Company or Seller contained in this Agreement and the Seller Closing Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and shall terminate at 11:59 p.m., Eastern Time, on the date that is 18 months after the Closing Date, and (ii) Seller shall not have any obligation to provide indemnification pursuant to Section 6.1(a)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any representation or warranty of the Company or Seller contained in this Agreement or in the Seller Closing Certificate unless a Claim with respect thereto is asserted in accordance with this Article VI on or prior to 11:59 p.m., Eastern Time, on the date that is 18 months after the Closing Date. All Claims and related rights to indemnification based on breach or nonperformance of or noncompliance with any other covenant, obligation and agreement contained in this Agreement or in any Related Agreement, subject to any applicable limitation expressly stated herein or such Related Agreement, shall survive the Closing and shall continue in full force thereafter until 11:59 p.m., Eastern Time, on the date on which all Liability hereunder related thereto is barred by all applicable statutes of limitations.

(b) Extended Survival. Notwithstanding Section 6.3(a):

(i)(A) the representations and warranties of the Company or Seller contained in Section 3.1(a) (Organization, Standing and Power), Section 3.1(b) (Authorization and Non-Contravention), Section 3.1(c) (Capitalization), Section 3.1(d) (No Subsidiaries, Other Investments), Section 3.1(u) (Interested Party Transactions), Section 3.1(z) (Brokers), Section 3.2(a) (Organization; Standing and Power), Section 3.2(b) (Authorization and Non-Contravention), Section 3.2(c) (Title to Membership Interests), and Section 3.2(f) (Brokers) (or any inaccuracy of the Seller Closing Certificate with respect to the same) and (B) any representation or warranty contained in any Related Agreement (other than the Seller Closing Certificate), subject to any applicable limitation expressly stated herein or such Related Agreement, shall survive the Closing and the consummation of the transactions contemplated hereby until, and shall terminate at, 11:59 p.m., Eastern Time, on the date of expiration of the last applicable statute of limitation, and Seller shall not have any obligation to provide indemnification pursuant to Section 6.1(a)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any such representation or warranty unless a Claim with respect thereto is asserted in accordance with this Article VI on or prior to 11:59 p.m., Eastern Time, on the date of expiration of the last applicable statute of limitation;

(ii) all Claims based on or for the matters described on Schedule 6.1 and all related rights to indemnification shall survive the Closing and the consummation of the transactions contemplated hereby until, and shall terminate at, 11:59 p.m., Eastern Time, on the date on which all Liability hereunder relating thereto is barred by all applicable statutes of limitation, and Seller shall not have any obligation to provide indemnification pursuant to Section 6.1(a)(iv) with respect thereto unless any such Claim is asserted in accordance with this Article VI on or prior to 11:59 p.m., Eastern Time, on the date on which all Liability hereunder relating thereto is barred by all applicable statutes of limitation;

(iii) the representations and warranties of the Company or Seller contained in Section 3.1(k) (Environmental, Health and Safety Matters) and Section 3.1(l) (Intellectual Property) (or any inaccuracy of the Seller Closing Certificate with respect to the same) shall survive the Closing and the consummation of the transactions contemplated hereby until, and shall terminate at, 11:59 p.m., Eastern Time, upon the earlier of (x) 11:59 p.m., Eastern Time, on the date that is 36 months after the Closing Date or (y) the time immediately prior to the closing of any merger, sale of all of the capital stock or other business combination involving Purchaser if such merger, sale of all of the capital stock or other business combination occurs after 11:59 p.m., Eastern Time, on the date that is 18 months after the Closing Date, and the holders of Purchaser’s capital stock prior to such transaction do not own any of Purchaser’s capital stock after such transaction, and Seller shall not have any obligation to provide indemnification pursuant to Section 6.1(a)(i) for any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy of any such representation or warranty unless a Claim with respect thereto is asserted in accordance with this Article VI on or prior to the earlier of (x) 11:59 p.m., Eastern Time, on the date that is 36 months after the Closing Date or (y) the time immediately prior to the closing of any merger, sale of all of the capital stock or other business combination involving Purchaser if such merger, sale of all of the capital stock or other business combination occurs after 11:59 p.m., Eastern Time, on the date that is 18 months after the Closing Date, and the holders of Purchaser’s capital stock prior to such transaction do not own any of Purchaser’s capital stock after such transaction; and

(vi) all Claims and related rights to indemnification based on or for fraud, knowing or intentional misrepresentation or breach or willful misconduct shall survive the Closing and the consummation of the transactions contemplated hereby indefinitely.

(c) Survival of Claims Until Final Determination. For each Claim for indemnification hereunder regarding a representation, warranty, covenant, obligation or agreement that is made before the expiration of such representation, warranty, covenant, obligation or agreement, such Claim and associated rights to indemnification will not terminate until the final determination and satisfaction of such Claim.

Section 6.4 Limitations.

(a) Threshold. Except as provided in Section 6.4(b), the Purchaser Indemnified Persons shall not be entitled to indemnification pursuant to Section 6.1(a)(i) unless and until the aggregate amount of all Damages of the Purchaser Indemnified Persons pursuant to Section 6.1(a)(i) exceeds $200,000; provided, however, that if the Damages of the Purchaser Indemnified Persons pursuant to Section 6.1(a)(i) exceed $200,000, then Seller will be obligated for all such Damages pursuant to Section 6.1(a)(i) (subject to the other express limitations set forth in this Article VI), including those equal to or less than $200,000 (such amount intended to be a threshold and not a deductible). Notwithstanding anything herein to the contrary, in determining whether the aggregate amount of Damages of all Purchaser Indemnified Persons exceeds $200,000 for purposes of this Section 6.4(a), all Damages, including Damages with respect to Claims that are not subject to the limitations set forth in this Section 6.4(a), shall be included in such determination.

(b) Exceptions. The limitations set forth in Section 6.4(a) shall not apply to or otherwise affect the Purchaser Indemnified Persons’ ability to make Claims or recover Damages with respect to Claims based on or for (i) a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any Fundamental Representation (or any inaccuracy of the Seller Closing Certificate with respect to the same), (ii) fraud, knowing or intentional misrepresentation or breach or willful misconduct, or, for the avoidance of doubt, (iii) indemnification under Sections 6.1(a)(ii) through (iv) (the types of Claims described in clauses (i), (ii) and (iii) above, collectively, the “Excluded Claims”).

(c) Cap on Indemnification Obligations of Seller. Except as provided below, Seller’s obligations to provide indemnification under this Article VI, in the aggregate, will not exceed an amount equal to the Escrow Amount (the “Indemnification Cap”). Notwithstanding the foregoing, Seller’s obligations to provide indemnification (i)(A) under Sections 6.1(a)(ii) through (iv) and (B) for a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any Fundamental Representation other than the representations and warranties set forth in Section 3.1(k) (Environmental, Health and Safety Matters) and Section 3.1(l) (Intellectual Property) (or any inaccuracy of the Seller Closing Certificate with respect to the same) will not exceed an amount, in the aggregate, equal to $26,080,000 (the “Secondary Indemnification Cap”) or (ii) for a breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of any representation or warranty set forth in Section 3.1(k) (Environmental, Health and

Safety Matters) and Section 3.1(l) (Intellectual Property) (or any inaccuracy of the Seller Closing Certificate with respect to the same) will not exceed an amount, in the aggregate, equal to $13,040,000 (the “IP/Environmental Indemnification Cap”). The Indemnification Cap, the Secondary Indemnification Cap and the IP/Environmental Indemnification Cap shall not apply to or otherwise affect the Purchaser Indemnified Persons’ ability to make Claims or recover Damages with respect to fraud, knowing or intentional misrepresentation or breach or willful misconduct of Seller.

(d) Other Limitations.

(i) The amount a Purchaser Indemnified Person shall be entitled to receive from the Seller with respect to any Damages shall be reduced by and net of (A) any recovery actually received by such Purchaser Indemnified Party from any other Person with respect to such Damages (including insurance proceeds, indemnification rights, counterclaims, warranties, subrogation actions and the like, net of any costs of recovery or increased insurance costs as a result of making an insurance claim (including retroactive premium adjustments)) and (B) any cash Tax benefit actually realized by such Purchaser Indemnified Party as a result of such Damages. Purchaser shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Damages to the same extent as it would if such Damages were not subject to indemnification hereunder. In the event that an insurance or other third party cash recovery is actually made by Purchaser, or any of its Affiliates (other than Seller) with respect to any Damages for which any Purchaser Indemnified Person has been indemnified from the Escrow Amount, then a refund equal to the lesser of (1) the aggregate amount of the actual cash recovery (net of any costs of recovery or increased insurance costs as a result of making an insurance claim (including retroactive premium adjustments)) and (2) the amount previously disbursed to the Purchaser Indemnified Persons from the Escrow Amount in respect of such Claim shall be paid to the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement (or, in the event that the Escrow Agreement has been terminated, paid to Seller).

(ii) After becoming aware of any event or occurrence that could reasonably be expected to give rise to an indemnification right hereunder, each Person entitled to indemnification shall take commercially reasonable steps to mitigate all Damages arising therefrom.

(iii) Any indemnification obligation under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such obligation constituting a breach of more than one representation, warranty, covenant or agreement hereunder.

Section 6.5 Materiality Qualifiers. For purposes of this Article VI, in determining the amount of Damages arising out of, relating to or resulting from a breach or inaccuracy of any representation or warranty in this Agreement or in any Related Agreement, or an allegation by a third party which, if true, would be a breach or inaccuracy, of any representation or warranty in this Agreement or in any Related Agreement, all Materiality Qualifiers will be ignored and each such representation and warranty will be read and interpreted without regard to any Materiality Qualifier.

Section 6.6 Exclusive Remedy; Rights to Specific Performance.

(a) With regard to any Claims for monetary Damages related to any breach or inaccuracy, or allegation by any third party which, if true, would be a breach or inaccuracy, of the representations and warranties in this Agreement, the Claiming Party’s right to indemnification under this Article VI shall be the Claiming Party’s exclusive remedy for any such Claims (other than for Claims based on or for fraud, knowing or intentional misrepresentation or breach or willful misconduct) and the Claiming Party shall not be entitled to any other monetary remedy with regard thereto.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached. Accordingly, a Party shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by another Party and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at law or in equity, but subject to the express limitations set forth in this Article VI.

Section 6.7 Right of Set Off; Recourse. If and to the extent that any Purchaser Indemnified Person is entitled to indemnification pursuant to this Agreement, it shall obtain such indemnification first by making a claim against the Escrow Account for all or a portion of the Escrow Amount, in accordance with the procedures set forth herein and in the Escrow Agreement, equal to the amount of the Damages for which such Purchaser Indemnified Person is entitled to indemnification hereunder. With respect to Claims other than Excluded Claims, the Purchaser Indemnified Persons’ sole monetary recourse shall be to the Escrow Amount. With respect to Excluded Claims, and if and to the extent that the Escrow Amount is not sufficient to satisfy such Excluded Claims, Seller shall directly pay to the applicable Purchaser Indemnified Person the amount of the Damages for which such Purchaser Indemnified Person is entitled to indemnification hereunder (subject to the limitations set forth in Section 6.4). The forgoing notwithstanding, in the event that a Purchaser Indemnified Person is unable to recover Damages in respect of a Claim for which such Purchaser Indemnified Person is entitled to indemnification hereunder (after giving effect to the limitations on indemnification set forth in this Article VI) from the Escrow Account (whether because such Damages exceed the Escrow Amount then-available for payment of Claims or otherwise), each such Purchaser Indemnified Person shall have the option of recouping all or any part of any Damages to which such Purchaser Indemnified Person is entitled by (a) demanding cash payment of monetary Damages from Seller or (b) withholding and offsetting against any and all payments or amounts due to Seller under this Agreement or any Related Agreement; provided, however, that such remedies are not exclusive of any other remedies the Purchaser Indemnified Persons may exercise at law or in equity to satisfy Seller’s indemnification obligations hereunder.

Section 6.8 Knowledge and Investigation; No Other Representations. All representations, warranties, covenants, obligations, agreements and indemnities of the Company or Seller contained in this Agreement and in the Related Agreements shall be deemed material and relied upon by the Purchaser Indemnified Persons, regardless of any knowledge or investigation or any representation made by any Purchaser Indemnified Person, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated hereunder. Other than those representations and warranties made by the Company or Seller in this Agreement or any Related Agreement, the Company and Seller have not made, and the Company and Seller will not have or be subject to any Liability hereunder (except for Liability based on or for fraud) arising out of, relating to or resulting from, any other representation or warranty concerning the Company, Seller or the transactions contemplated by this Agreement.

Section 6.9 Other Factors Not Limiting. No representation, warranty, agreement, obligation or covenant contained herein will limit the generality or applicability of any other representation, warranty, agreement, obligation or covenant unless expressly stated herein. The terms of this Article VI will be enforceable regardless of whether Liability is based on past, present or future acts, claims or legal requirements.

Section 6.10 Effect of Indemnification Payments. Any indemnification payment paid pursuant to this Article VI shall be treated as an adjustment to the Purchase Price.

Section 6.11 Effect of Officer’s Certificates. For the avoidance of doubt, any written certification by a Person (or any officer thereof) of the accuracy of any representation or warranty (or of any other matter), including the Seller Closing Certificate and any other certification contemplated in Section 2.2 or 2.3, will be deemed to constitute the making or re-making of such representation or warranty by such Person (or a representation or warranty regarding such other matter) at the time of such certification in the manner and to the extent stated in such certification, including for purposes of Section 6.1(a).

Section 6.12 Maximum Contribution. If and to the extent any provision of this Article VI is unenforceable for any reason, Seller hereby agrees to make the maximum contribution that is permissible under Law to the payment and satisfaction of any Damages for which indemnification is provided for in this

Article VI (but subject to all limitations set forth in this Article VI applicable thereto, aggregating Damages for which contribution may be made under this Section 6.12 with Damages for which indemnification may be made under Section 6.1 for purposes of such limitations as if they referred to contribution obligations in addition to indemnification obligations).

Section 6.13 References to “Indemnification Obligations”. For purposes of this Article VI and any other provision of this Agreement, any reference to the “indemnification obligations” of Seller under this Article VI or words of like import, shall be deemed to refer to all of the obligations of Seller under Section 6.1, including the obligations to indemnify, defend, reimburse, hold harmless and pay.

ARTICLE VII.

TERMINATION OF AGREEMENT

Section 7.1 Termination Generally. This Agreement may be terminated at any time prior to the Closing as follows:

(a) Purchaser and Seller may terminate this Agreement by mutual written consent;

(b) Purchaser may terminate this Agreement by giving written notice to Seller: (i) in the event that the Company or Seller breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any material respect, Purchaser notifies Seller of the breach, and the breach, if capable of cure, continues without cure for a period of 30 days after the notice of breach; or (ii) if the Closing has not occurred on or before February 28, 2014 (the “Outside Date”) by reason of the failure of any condition set forth in Section 2.2 (unless the failure results primarily from Purchaser breaching any representation, warranty, covenant, obligation or agreement contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Purchaser: (i) in the event that Purchaser breaches any representation, warranty, covenant, obligation or agreement contained in this Agreement in any material respect, Seller notifies Purchaser of the breach, and the breach, if capable of cure, continues without cure for a period of 30 days after the notice of breach; or (ii) if the Closing has not occurred on or before the Outside Date by reason of the failure of any condition set forth in Section 2.3 (unless the failure results primarily from Seller or the Company breaching any representation, warranty, covenant or agreement contained in this Agreement).

Section 7.2 Effect of Termination. The termination of this Agreement pursuant to Section 7.1 will not be deemed to release any Party from any Liability for breach of any term hereof (nor a waiver of any right in connection therewith) and will be in addition to any other right or remedy a Party has under this Agreement or otherwise. The exercise of a right of termination of this Agreement is not an election of remedies.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1 Press Releases and Public Announcements. Except as otherwise required by Law, the Company and Seller will not, and will not permit any of their respective Affiliates (other than any MACOM Affiliate), representatives or advisors to, issue or cause the publication of any press release or make any other public announcement, including any tombstone advertisements or any announcements to employees, customers or suppliers of the Company with respect to the transactions contemplated by this Agreement and the Related Agreements without the consent of Purchaser. Purchaser and Seller shall cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, and shall furnish the other with drafts of any such releases and announcements as far in advance of publication as reasonably possible; provided, however, that such obligations shall not apply to Purchaser or Parent with respect to any press releases or public announcements required by Law or any securities exchange or similar body.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (w) on the date of delivery if delivered personally or by messenger service, (x) on the date of confirmation of receipt of transmission by facsimile (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Eastern Time), (y) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Eastern Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first business day following such receipt if (i) the date is not a business day or (ii) confirmation of receipt is given after 5:00 p.m., Eastern Time), to the Parties at the following address or facsimile numbers (or at such other address or facsimile number for a Party as shall be specified by like notice):

(a)	if to Purchaser or, following the Closing, the Company, to:

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Attention: General Counsel

Facsimile No.: (978) 656-2678

Email Address: clay.simpson@macomtech.com

with a copy to (not constituting notice):

Perkins Coie LLP

1900 Sixteenth Street

Suite 1400

Denver, Colorado 80202

Attention: Jeff Beuche

Facsimile No.: (303) 291-2400

Email Address: jbeuche@perkinscoie.com

(b)	if to Seller or, prior to the Closing, the Company, to:

Nitronex, LLC

523 Davis Drive

Morrisville, North Carolina 27560

Attention: Manager

Facsimile No.: 919-472-0692

Email Address: gbaker@nitronex.com

with a copy to (not constituting notice):

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: J. Christopher Lynch, Esq.

Facsimile No.: (919) 781-4865

Email Address: clynch@wyrick.com

Section 8.3 Interpretation. In this Agreement: (a) the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, Article or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless otherwise required by the context in which they appear, the terms “assets” and “properties” are used interchangeably; (e) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (f) unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (g) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (h) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (i) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (j) unless expressly stated herein to the contrary, reference to an Article, Section, Schedule, Disclosure Schedule, or Exhibit is to an article, section, schedule, the Disclosure Schedule, or exhibit, respectively, of this Agreement; (k) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a business day, such period will end on the next day that is a business day; (l) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; (m) unless otherwise required by the context in which they appear, the terms “shall” and “will” are used interchangeably; and (n) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof. The Parties participated jointly in the negotiation and drafting of this Agreement and the Related Agreements, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and the Related Agreements, and each Party and each Party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement and the Related Agreements; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and the Related Agreements will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof. The Parties acknowledge and agree that any reference herein or in the Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Purchaser, or words of similar import, will be deemed to refer to such documents as were made available and accessible to Purchaser and Purchaser’s representatives for their review by posting to the “Nets Part 3” folder in the electronic data room hosted at https://files.macomtech.com/human.aspx?r=1327022779&Arg12=filelist&Arg06=954482344[files.macomtech.com] before 5:00 p.m., Eastern Time, on the date that is three business days prior to the date hereof.

Section 8.4 Counterparts; Facsimile Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such signature page shall be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only. This Agreement may be executed by facsimile or .PDF signature, and a facsimile or .PDF signature will constitute an original signature for all purposes.

Section 8.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement, the Related Agreements and the certificates, documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto or thereto, including the Exhibits and the Schedules (including the Disclosure Schedule), and the NDA (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, (b) shall not be assigned by operation of Law or otherwise except as otherwise specifically provided, except Purchaser may assign this Agreement, any Related Agreements or the NDA to any Affiliate by operation of Law or otherwise, and (c) shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement other than the Purchaser Indemnified Persons.

Section 8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.7 Extension; Waiver; Amendment. Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the covenants, agreements, obligations or conditions for the benefit of such Party contained herein. Any such extension or waiver by any Party shall not operate or be construed as a further or continuing extension or waiver. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties, except as otherwise required by Law.

Section 8.8 Governing Law; Jurisdiction. This Agreement and all Legal Proceedings arising hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware (including with respect to the statute of limitations or other limitations period applicable to any such Legal Proceeding) without reference to such state’s principles of conflicts of Law. The Parties acknowledge and agree that, to the fullest extent permitted by Law, they intend that this Agreement be, and that it will be treated as, a Contract under seal under Delaware Law. Each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in any state or federal court located in the State of Delaware (and of and in any court to which an appeal of the decisions of any such court may be taken), in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons, and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process; provided, however, that any Party shall be entitled to seek injunctive or other equitable relief in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein in any forum having proper legal jurisdiction over such matter.

Section 8.9 Attorneys’ Fees. Should any Party institute any Legal Proceeding to enforce any provision hereof or for Damages by reason of alleged breach of any provision of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party such reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred by the prevailing Party in connection with any such Legal Proceeding.

Section 8.10 Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG THE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREUNDER. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 8.11 Expenses. Except as otherwise expressly provided for in this Agreement, whether or not the transactions contemplated hereunder are consummated, all costs and expenses arising out of or relating to the discussion, evaluation, negotiation and documentation of this Agreement, the Related Agreements and the transactions contemplated hereunder and thereunder (including fees and expenses of legal counsel and financial advisors and accountants, if any) (in the aggregate, “Transaction Expenses”) shall be paid by the Party incurring such expense.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement under seal as of the date set forth in the Preamble of this Agreement.

PURCHASER:

ATTEST/WITNESS:		M/A-COM TECHNOLOGY SOLUTIONS INC. (SEAL)

By:	/s/ Clay Simpson	By:	/s/ John Croteau
Name:	Clay Simpson	Name:	John Croteau
Title:	Vice President and Secretary	Title:	President and Chief Executive Officer

COMPANY:

ATTEST/WITNESS:		NITRONEX, LLC (SEAL)

By:	/s/ Susan Ocampo	By:	/s/ John Ocampo
Name:	Susan Ocampo	Name:	John Ocampo
Title:	Secretary	Title:	President and Chief Executive Officer

SELLER:

ATTEST/WITNESS:		GAAS LABS, LLC (SEAL)

By:	/s/ Susan Ocampo	By:	/s/ John Ocampo
Name:	Susan Ocampo	Name:	John Ocampo
Title:	Manager	Title:	Manager

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A

DEFINITIONS

“Accounts Receivable” means all accounts and notes receivable of the Company and other rights to payment from customers of the Company and trade receivables, if any, and the full benefit of all security for such accounts and rights to payment, whether or not listed on the Company’s books or records.

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have control when it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Transaction Proposal” has the meaning set forth in Section 4.6.

“Business” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in Section 6.2(a).

“Claim Notice” has the meaning set forth in Section 6.2(a).

“Claim Objection Notice” has the meaning set forth in Section 6.2(b)(i).

“Claim Objection Period” has the meaning set forth in Section 6.2(b)(i).

“Claiming Party” has the meaning set forth in Section 6.2(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 4.8.

“Company Closing Debt” means Company Debt as of the Closing Date.

“Company Data” has the meaning set forth in Section 3.1(l)(xiv).

“Company Debt” means all of the Company’s Indebtedness.

“Company IP” means all Intellectual Property that has been developed for or used in, is used in, held for use in or related to, or that may be used in, held for use in, related or useful to the operation of, the Company’s business or Products.

“Company Process Technology” has the meaning set forth in Section 3.1(e)(iii).

“Confidential Information” has the meaning set forth in Section 5.3.

“Contaminants” has the meaning set forth in Section 3.1(l)(xv).

“Contract” means any contract, agreement, understanding, commitment, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other lease), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Damages” means any losses, costs, damages, Liabilities, Taxes, expenses, Legal Proceedings and Orders (including reasonable legal fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing), whether asserted by third parties or incurred or sustained in the absence of third-party claims.

“Disclosure Schedule” has the meaning set forth in Section 3.1.

“Disclosure Update” has the meaning set forth in Section 4.5.

“EAR” has the meaning set forth in Section 3.1(e)(iii).

“Employee Benefit Plan” means any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, retention, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, Contract, or payroll practice of any kind (including any “employee benefit plan,” as defined in Section 3(3) of ERISA) or any employment, consulting or personal services Contract, whether written or oral, qualified or nonqualified, funded or unfunded, or domestic or foreign, (a) sponsored, maintained or contributed to by the Company or to which the Company is a party, (b) covering or benefiting any current or former employee, officer, director, manager, agent or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (c) with respect to which the Company has (or could have) any current or future Liability.

“Encumbrance” means any security interest, lien (including any mechanic’s lien, materialmen’s lien or Tax lien), restriction, claim, pledge, encumbrance, mortgage, deed of trust, option, restriction on transfer, imperfection of title, easement, encroachment, preemptive right, right of first refusal, right of first offer or charge of any kind or nature, whether consensual, statutory or otherwise.

“Environmental, Health and Safety Requirements” means all Laws, Orders and Contracts concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, investigation, abatement, control, remediation or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Company, is (or, at the relevant time, was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) or 4001(b)(1) of ERISA.

“Escrow Account” has the meaning set forth in Section 1.3(b)(ii).

“Escrow Agent” has the meaning set forth in Section 1.3(b)(ii).

“Escrow Agreement” has the meaning set forth in Section 1.3(b)(ii).

“Escrow Amount” has the meaning set forth in Section 1.3(b)(ii).

“Escrow Release Date” has the meaning set forth in Section 1.4(a).

“Excluded Claims” has the meaning set forth in Section 6.4(b).

“Financial Statements” has the meaning set forth in Section 3.1(f).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization; Standing and Power), Section 3.1(b) (Authorization and Non-Contravention), Section 3.1(c) (Capitalization), Section 3.1(d) (No Subsidiaries; Other Investments), Section 3.1(k) (Environmental, Health and Safety Matters), Section 3.1(l) (Intellectual Property), Section 3.1(u) (Interested Party Transactions); Section 3.1(z) (Brokers), Section 3.2(a) (Organization; Standing and Power), Section 3.2(b) (Authorization and Non-Contravention), Section 3.2(b) (Title to Membership Interests) and Section 3.2(f) (Brokers).

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means, individually or collectively as the context may require, (a) Contracts, including delivery orders, task orders, purchase orders and notices-to-proceed between the Company and any Governmental Authority and (b) Government Subcontracts.

“Government Subcontract” means a Contract between the Company and a Prime Contractor that is providing goods or services to a Governmental Authority, pursuant to a Contract with such Governmental Authority, regarding such goods or services (or a portion thereof).

“Governmental Authority” means any nation, state or province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign, multinational or otherwise, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state or province or any municipal or other political subdivision thereof, and any arbitrator or arbitral body.

“Inbound License” means any Contract, covenant not to sue, settlement, forbearance or other Contract pursuant to which the Company is authorized or otherwise permitted to access or exploit any other Person’s Intellectual Property, including any software license, patent license, trademark license, or any Contract pursuant to which the Company obtains a right to access or exploit a Person’s Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Indebtedness” means, without duplication, any Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) note, bond, debenture or similar instrument (including a letter of credit); (c) surety bond; (d) swap, hedging or similar Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention Contract; (h) the deferred purchase price of property or services with respect to which such Person is liable regardless of how structured), contingently or otherwise, as obligor or otherwise; or (i) accrued interest, fee or other expense regarding any of the foregoing, including any prepayment penalties or premium, consent fees, break fees or similar payments or contractual charges, or any Liability secured by any mortgage, indenture or deed of trust upon any asset.

“Indemnification Cap” has the meaning set forth in Section 6.4(c).

“Insurance Policy” has the meaning set forth in Section 3.1(m)(i).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, technology, designs, drawings, specifications, customer and supplier lists and data, pricing and cost information, financial information, human resources data, and business and marketing plans and proposals); (f) all Software; (g) all material advertising and promotional materials; (h) rights of privacy or publicity; (i) all domain names and rights thereto; (j) all other proprietary rights; and (k) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Rights” means all rights (anywhere in the world, whether statutory, common law or otherwise) with respect to Intellectual Property, including any rights to pursue, recover or retain damages, costs or attorneys’ fees for past, present and future infringement or misappropriation of any Intellectual Property.

“Interim Financial Statements” has the meaning set forth in Section 3.1(f).

“IP/Environmental Indemnification Cap” has the meaning set forth in Section 6.4(c).

“IP Licenses” means, collectively, all Inbound Licenses and all Outbound Licenses.

“IRS” means the United States Internal Revenue Service.

“ITAR” has the meaning set forth in Section 3.1(e)(iii).

“Knowledge of the Company” or “Company’s Knowledge” or words of similar import mean the actual knowledge of each of John Ocampo, Greg Baker, Scott Kahler and David Runton after reasonable inquiry (including due inquiry of Persons knowledgeable about the subject matter thereof).

“Law” has the meaning set forth in Section 3.1(e)(i).

“Legal Proceeding” has the meaning set forth in Section 3.1(e)(i).

“Liability” means any indebtedness, loss, damage, adverse claim, fine, penalty, Taxes, liability, responsibility or obligation (whether direct or indirect, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in Contract, tort, strict liability or otherwise), including all costs and expenses relating thereto.

“MACOM Affiliates” means Parent and each of its Subsidiaries.

“Management Fee Agreement” has the meaning set forth in Section 5.5.

“Material Adverse Effect” means, with respect to the Company, any incident, occurrence, factor, development, condition, change, effect or circumstance that, individually or when taken together with all other incidents, occurrences, factors, developments, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, assets, Liabilities or results of operations of the Company or the Business or (b) materially and adversely affects the ability of the Company or Seller to consummate the transactions contemplated herein or in any Related Agreement; provided, however, that none of the following shall constitute or shall be considered in determining whether a Material Adverse Effect has occurred, would occur or would reasonably be expected to occur: (i) conditions generally affecting the United States economy or generally affecting the industries or markets in which the Company operates, except in each instance to the extent the Company is affected in a disproportionate manner as compared to other similarly situated companies in the same industries and markets, (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war, except in each instance to the extent the Company is affected in a disproportionate manner as compared to other similarly situated companies in the same industries and markets; (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), except in each instance to the extent the Company is affected in a disproportionate manner as compared to other similarly situated companies in the same industries or markets; (iv) changes in GAAP or other similar accounting requirements in foreign countries that are not specific to the Company; (v) changes in any law, rule, regulation, order, or other binding directive issued by any Governmental Authority that is not specific to the Company; (vi) any adverse change in or effect on the business of the Company that is cured by the Company to the reasonable satisfaction of Purchaser before the Closing; (vii) the public announcement or pendency of the transactions contemplated by this Agreement; or (viii) any compliance by the Company with any request made by Purchaser or its Affiliates. References in this Agreement to dollar amount thresholds shall not be deemed to be conclusive evidence of a Material Adverse Effect or materiality.

“Material Customer” means the Company’s top 20 customers by revenue for the fiscal years ended December 31, 2012 and December 31, 2013.

“Material Supplier” means the Company’s top 20 suppliers by expense for the fiscal years ended December 31, 2012 and December 31, 2013.

“Materiality Qualifier” means any qualification for or references to “materially,” “materiality,” “material,” “in all material respects,” “Material Adverse Effect,” “material adverse change” and words of similar import.

“Membership Interests” has the meaning set forth in the Recitals.

“Most Recent Balance Sheet” means the balance sheet of the Company as of December 31, 2013.

“NDA” has the meaning set forth in Section 4.7.

“Non-Competition Agreement” has the meaning set forth in Section 2.2(d)(iv).

“Open Source Materials” means, collectively, (a) any material that contains, or is derived in any manner (in whole or in part) from, any software or other material that is distributed as free, open source (e.g., a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU GPL, the GNU LGPL, the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License, the Academic Free License, the BSD license and the Apache License), or pursuant to similar licensing and distribution models or (b) any software that requires as a condition of use, modification, hosting, or distribution of such software, or of other software used or developed with, incorporating, incorporated into, derived from, or distributed with such software, that such software or other software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be redistributed, hosted or otherwise made available at no or minimal charge; or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (B) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Order” has the meaning set forth in Section 3.1(e)(i).

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business of the Company consistent with its past regular custom and practice, including, as applicable, with respect to quantity and frequency.

“Outbound License” means any Contract, covenant not to sue, settlement, or forbearance pursuant to which any Person has rights to access or exploit any Owned IP or the Company authorizes or otherwise permits any other Person to access or exploit any Company IP, including, in either case, any software license, patent license, trademark license, or any Contract pursuant to which a Person obtains a right to access or exploit any such Intellectual Property in the form of services, such as a software as a service Contract or a cloud services Contract.

“Outside Date” has the meaning set forth in Section 7.1(b).

“Owned IP” means all Company IP other than Intellectual Property exploited by the Company pursuant to an Inbound License.

“Parent” has the meaning set forth in Section 4.7.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means all (a) patents and patent applications, (b) patents and patent applications to which any of such patents or patent applications directly or indirectly claims, or forms the basis for, priority anywhere in the world, (c) all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications and divisions of any of the items described in clause (a) or (b) of this definition, (d) all foreign counterparts to any of the items described in clause (a), (b) or (c) of this definition, including utility models, inventors’ certificates, industrial design protection and any other form of grant or issuance by any Governmental Authority, and (e) all patents that issue from any of the items described in (a) (b), (c), or (d) of this definition, in each case that are owned by the Company or licensed to the Company for use in connection with the Products or any Company Process Technology.

“Payoff Letter” has the meaning set forth in Section 2.2(d)(viii).

“Permit” means any permit, registration, approval, license, certificate or authorization issued by any Governmental Authority or quasi-governmental or self-regulatory body.

“Permitted Encumbrances” means any (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due or payable or that may thereafter be paid without penalty; (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not yet due or payable; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; or (d) other Encumbrances which, either individually or in the aggregate, do not materially detract from the value of or materially interfere with the subject property of the Company.

“Person” means any Governmental Authority, individual, partnership, limited liability company, association, corporation or other entity or organization.

“Personally Identifiable Information” means any information that specifically identifies any employee, contractor, or any other Person, whether currently alive or deceased, who has provided information to the Company, including (a) any personally-identifiable information or any information that could be associated with such individual, such as addresses, telephone numbers, health information, drivers’ license numbers, and government issued identification numbers; and (b) any nonpublic personally identifiable financial information, such as information relating to a relationship between an individual person and a financial institution, or related to a financial transaction by such individual person with a financial institution.

“Post-Closing Straddle Period” has the meaning set forth in Section 5.4(c).

“Pre-Closing Statement” has the meaning set forth in Section 1.3(a).

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.4(c).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.4(b).

“Prime Contractor” means any Person (other than the Company) that is a party to any Government Subcontract.

“Process Technology” has the meaning set forth in the Recitals.

“Products” means, collectively, (a) all products or services that are currently being manufactured, marketed, offered, sold, distributed, delivered, made commercially available, licensed, leased or otherwise provided, directly or indirectly, by the Company, and (b) any such products or services that are currently under development or contemplated by or for the Company.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Person” has the meaning set forth in Section 6.1(a).

“Real Property Lease” means any Contract pursuant to which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property.

“Registered IP” means any Owned IP that is the subject of an application or registration with any Governmental Authority, including any domain name registration and any application or registration for any patent, copyright, mask work or trademark.

“Related Agreements” means the Escrow Agreement, the Non-Competition Agreement, the Seller Closing Certificate and all other documents, agreements and instruments executed and delivered in connection with this Agreement.

“Responding Party” has the meaning set forth in Section 6.2(a).

“Secondary Indemnification Cap” has the meaning set forth in Section 6.4(c).

“Seller” has the meaning set forth in the Preamble.

“Seller Closing Certificate” has the meaning set forth in Section 2.2(d)(ii).

“Seller Transaction Expenses” means the Transaction Expenses of Seller and the Company.

“Software” means all computer programs (including any software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any websites.

“Standard Product Terms” has the meaning set forth in Section 3.1(j).

“Straddle Period” means a Tax period that begins before and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Systems” has the meaning set forth in Section 3.1(l)(xvi).

“Tax” means all taxes, charges, fees, duties, levies or other assessments, however denominated, imposed by any federal, territorial, state, local or foreign Governmental Authority or any agency or political subdivision of any such Governmental Authority, which taxes include income or profit, gross receipts, net proceeds, ad valorem, turnover, value added, commercial activity, single business, real and personal property (tangible and intangible), sales, use, franchise, excise, stamp, leasing, lease, business license, user, transfer, fuel, environmental, excess profits, occupational, interest equalization, windfall profits, severance and employees’ income withholding, workers’ compensation, Pension Benefits Guaranty Corporation premiums, unemployment and Social Security taxes, and other obligations of the same or of a similar nature to any of the foregoing (all including any interest, penalties or additions to tax related thereto imposed by any taxing authority and any Contract by the Company to pay another taxpayer’s Taxes).

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 6.2(c).

“Trade Secrets” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information, owned, used or held by the Company.

“Transaction Expenses” has the meaning set forth in Section 8.11.

“Transfer Taxes” has the meaning set forth in Section 5.4(f).

“Treasury Regulations” means regulations promulgated under the Code.

“USML” has the meaning set forth in Section 3.1(e)(iii).

EXHIBIT B

FORM OF NON-COMPETITION AGREEMENT

See attached.

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is entered into as of February [    ], 2014, by and among M/A-COM Technology Solutions Inc., a Delaware corporation (“Purchaser”), Nitronex, LLC, a Delaware limited liability company (the “Company”), and GaAs Labs, LLC, a California limited liability company (“Seller”).

RECITALS

A. Pursuant to that certain Membership Interest Purchase Agreement, dated as of February [    ], 2014, by and among Purchaser, the Company, and Seller (the “Purchase Agreement”), Seller will sell, and Purchaser will purchase, all of the issued and outstanding equity interests of the Company (the transactions contemplated by the Purchase Agreement are referred to hereinafter as the “Transaction”).

B. The Company is, and following the Closing, Purchaser, the Company, and their respective Affiliates (collectively, the “Protected Parties”) will be or will continue to be, engaged in the business of designing, developing, manufacturing, testing, distributing, marketing, licensing and selling (i) Gallium Nitride (GaN) on Silicon-based epitaxial and pendeoepitaxial semiconductor processes and materials (the “Process Technology”) and (ii) semiconductor wafers and packaged and unpackaged die, integrated circuits, transistors, diodes or other parts, devices, components, modules, systems or other products based in whole or in part on Process Technology (together with any other business conducted by the Company in the 12 months preceding the Closing, the “Business”).

C. Seller holds issued and outstanding Membership Interests of the Company, for which it will receive valuable consideration as part of the Transaction, and, therefore, has a material economic interest in and will derive substantial benefit from the consummation of the Transaction.

D. Seller has acquired confidential and proprietary information relating to the Business and the operations of the Company and its Affiliates (the “Confidential Information”) and has directly or indirectly participated in, supervised or managed the Business and the operations of the Company and its Affiliates.

E. Seller’s covenant not to compete with the Protected Parties, as reflected in this Agreement, is an essential inducement to Purchaser to enter into the Purchase Agreement and the Transaction.

F. In order to protect the goodwill of the Company, as a condition precedent to the obligations of Purchaser to consummate the Transaction, Seller has agreed to the restrictive covenants and other terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and to induce Purchaser to consummate the Transaction and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser, and the Company hereby covenant and agree as follows:

Defined Terms. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement. As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any Person that controls, is controlled by or is under common control with, such Person. A Person will be presumed to have “control” when he,

she, or it possesses the power, directly or indirectly, to direct, or cause the direction of, the management or policies of another Person, whether through ownership of voting securities, by contract or otherwise. For the avoidance of doubt, following the Closing, Purchaser and the Company will be Affiliates.

“Business Area” means the United States and any other geographic area in which the Company or any of its Affiliates conducted or were actively engaged in pursuing the Business as of immediately prior to the Closing, or at any time within the 12 months preceding the Closing.

“Competitor” means any Person that competes directly or indirectly, including through an Affiliate, with the Company or any of its Affiliates with respect to the Business.

“Customer” means (i) any customer or client of the Company with respect to the Business at any time up to and including the Closing, and (ii) any potential customer or client of the Company with respect to the Business that was actively pursued by the Company at any time up to and including the Closing, or that Seller has or had contact with, or access to confidential information regarding with respect to the Business, at any time prior to the date hereof, by virtue of Seller’s association with the Company.

Non-Disclosure of Confidential Information. Seller, Purchaser, and the Company agree that Seller, as the sole equityholder of the Company and in connection with the Transaction, has received Confidential Information. Seller acknowledges that the Confidential Information is, and will continue after the Closing to be, valuable, proprietary, confidential, and of extreme importance to the Protected Parties, and that the Protected Parties have paid substantial consideration and incurred substantial costs to acquire or develop, sort, assemble or maintain the Confidential Information. Seller agrees that the Confidential Information shall be treated as valuable, proprietary, and confidential, regardless of whether third parties would consider it valuable, proprietary, and confidential, and that Seller’s disclosure of Confidential Information to any Person or unauthorized use of any Confidential Information may cause substantial loss and harm to the Protected Parties. Seller agrees that Seller will not at any time, disclose, divulge, or make known to any Person, use, or otherwise appropriate for Seller’s own benefit or the benefit of any other Person any Confidential Information, or permit any person to examine or make copies of any documents or electronic records that contain or are derived from Confidential Information, without the prior written consent of the Company’s board of directors or similar governing body. Notwithstanding the preceding restrictions, in the event (a) Seller is requested or required to disclose Confidential Information by interrogatories, requests for information, or other documents in legal proceedings, subpoena, civil investigative demand, or any other similar process and (b) Seller promptly notifies the Company in writing so that the Company has an opportunity to seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement; then, if the Company fails to secure a protective order or other appropriate remedy or waives compliance with this Section 2 with respect to a specific request or requirement, Seller may disclose such Confidential Information as Seller is advised by Seller’s counsel that Seller is required to disclose. The obligations under this Section 2 are in addition to and not in lieu of any other rights or obligations, at law or in equity, to maintain the confidentiality of the Confidential Information, including under applicable “trade secret” laws.

Non-Competition. Seller, Purchaser, and the Company further agree that the market for the Business is intensely competitive and that the Protected Parties may engage in the Business throughout the entire world. Seller agrees that, during the period that begins as of the Closing and ends on the second anniversary of the Closing Date (the “Restricted Period”), Seller shall not, anywhere in the Business Area, directly or indirectly, including through any Affiliate, compete with any Protected Party with respect to the Business or own, manage, operate, control, be employed by, provide services to, or otherwise deal with, engage or participate in, or be connected as an owner, partner, principal, sales representative,

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employee, or member of the board of directors of, or advisor or consultant to, any Competitor. Notwithstanding the foregoing provisions of this Section 3 and the restrictions set forth therein, Seller may acquire (and thereafter continue to hold) securities in a Competitor during the Restricted Period so long as both (a) such Competitor’s revenues derived from conducting business that is competitive with the Business did not constitute more than 20 percent of such Competitor’s total revenues for the 12-month period immediately preceding such acquisition, and (b) such Competitor’s revenues derived from conducting business that is competitive with the Business did not exceed $25,000,000 in the aggregate for the 12-month period immediately preceding such acquisition, in each case as certified in writing to Purchaser including supporting documentation reasonably satisfactory to Purchaser prior to such acquisition (any such Competitor, an “Excluded Competitor”); provided, that, in either case, Seller is otherwise in compliance with the terms hereof and the terms of any confidentiality or non-disclosure agreement then in effect between Seller and any Protected Party.

Non-Solicitation. Seller agrees that, during the Restricted Period, Seller shall not, directly or indirectly, including through any Affiliate, (a) solicit, induce, or attempt to induce any Customer to cease doing any business relating to the Business in whole or in part with any Protected Party in the Business Area; (b) attempt to limit or interfere with any agreement relating to the Business that exists (whether currently or during the Restricted Period) between any Protected Party and any Customer in the Business Area; (c) publicly or privately criticize, disparage or make any statements or remarks that have the intended or foreseeable effect of harming the reputation of any Protected Party; or (d) hire, engage, employ, solicit, take away, induce, or attempt to hire, engage, solicit, take away, or induce (either on Seller’s behalf or on behalf of any other Person), any Person who is an employee or contractor of any Protected Party or has been an employee or contractor of any Protected Party in the six months preceding any of the foregoing actions. Notwithstanding the foregoing provisions of this Section 4 and the restrictions set forth therein, any action of the type described in the foregoing provisions of this Section 4 that is taken by an Excluded Competitor in which Seller owns securities, but of which Seller does not have control (as defined in the definition of “Affiliate” above), shall not be deemed to be a violation of this Section 4 if Seller is otherwise in compliance with the terms hereof and the terms of any confidentiality or non-disclosure agreement then in effect between Seller and any Protected Party.

Injunctive Relief. The parties agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Seller of any of the provisions of Sections 2, 3, or 4, each Protected Party shall be entitled to enforce its rights and Seller’s obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, temporary or permanent injunctive relief, or other equitable relief in order to enforce or prevent any violations or breaches (whether anticipatory, continuing, or future) of this Agreement. Nothing herein contained shall be construed as prohibiting any Protected Party from pursuing any other remedies available to them for such breach or threatened breach, including the recovery of damages from Seller.

Reasonableness and Enforceability of Covenants.

The parties expressly agree that the character, duration, and geographical scope of this Agreement and the restrictive covenants contained herein are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed, including Seller’s material economic interest in the Transaction.

If any court of competent jurisdiction determines that any of the covenants or agreements contained herein, or any part thereof, are unenforceable because of the character, duration, or geographic scope of such provision, such court shall have the power to reduce the character, duration, or scope of such provision, such court shall have the power to reduce the character, duration, or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable to the maximum extent permitted by applicable law.

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Seller expressly agrees to be bound by the restrictive covenants and the other agreements contained in this Agreement to the maximum extent permitted by applicable law, it being the intent and spirit of the parties that the restrictive covenants and the other agreements contained herein shall be valid and enforceable in all respects and subject to the terms and conditions of this Agreement.

Seller acknowledges that (i) following the Closing, the Protected Parties will be vested with the goodwill of, and will carry on, the Business; (ii) the restrictive covenants and the other agreements contained herein constitute a material inducement to Purchaser to consummate the Transaction, and Purchaser will rely on the enforceability of the restrictive covenants contained herein in consummating the Transaction; and (iii) if this Agreement were governed by California law, the Transaction would qualify as a sale (or other disposition) by Seller of all of Seller’s interest in the Company within the meaning of Section 16601 of the Business and Professions Code of California (the “BPCC”), which Section provides in relevant part as follows:

Any person who sells the goodwill of a business, or any owner of a business entity selling or otherwise disposing of all of his or her ownership interest in the business entity…may agree with the buyer to refrain from carrying on a similar business within a specified geographic area in which the business so sold, or that of the business entity, division, or subsidiary has been carried on, so long as the buyer, or any person deriving title to the goodwill or ownership interest from the buyer, carries on a like business therein.

Seller further represents, warrants and agrees that (i) Seller has been fully advised by, or has had the opportunity to be advised by, counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and the transactions contemplated by this Agreement and the Purchase Agreement; (ii) Seller has read Section 16601 of the BPCC, understands its terms and agrees that, if this Agreement were governed by California law, (A) Section 16601 of the BPCC would apply in the context of the transactions contemplated by this Agreement and the Purchase Agreement; (B) such transactions would be within the scope and intent of Section 16601; and (C) the restrictive covenants contained in this Agreement would be enforceable and excepted from Section 16600 of the BPCC; and (iii) Seller is fully bound by the restrictive covenants and the other agreements contained in this Agreement.

Legitimate Business Interest. Seller expressly agrees that the Protected Parties have a legitimate business interest justifying the restrictions contained in each of Sections 2, 3, and 4.

Severability. Without limiting Section 6(b), if any of the provisions of this Agreement shall contravene or be invalid under the laws of any jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

Governing Law. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts or choice of laws.

Amendments and Waivers. This Agreement may be amended or modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or

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representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

Entire Agreement. This Agreement, together with the Purchase Agreement and the other Related Agreements, contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument. Any such signature page shall be effective as a counterpart signature page hereto without regard to page, document or version numbers or other identifying information thereon, which are for convenience of reference only. This Agreement may be executed by facsimile or PDF signature, and a facsimile or PDF signature will constitute an original signature for all purposes.

Assignment. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned or delegated by any party hereto without the consent of the other parties; provided, however, that either Purchaser or the Company may assign its rights hereunder, without the consent of Seller, to any Affiliate or to any Person that acquires or succeeds to the Company or the Business.

Further Assurances. From time to time, at Purchaser’s or the Company’s request and without further consideration, Seller shall execute and deliver such additional documents and take all such further action as is reasonably necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement.

Notices. All notices and other communications hereunder shall be in writing and shall be deemed received (a) on the date of delivery if delivered personally or by messenger service, (b) on the date of confirmation of receipt of transmission by facsimile (or, the first Business Day following such receipt if (i) the date is not a Business Day or (ii) confirmation of receipt is given after 5:00 p.m., California time) or (c) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (i) the date is not a Business Day or (ii) confirmation of receipt is given after 5:00 p.m., California time), to the parties at the following address or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(1)	if to Seller or the Company, to:

GaAs Labs, LLC

28013 Arastradero Road

Los Altos Hills, California 94022

E-mail: socampo@gaaslabs.com

with a copy to (not constituting notice):

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

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Attention: J. Christopher Lynch, Esq.

Facsimile No.: (919) 781-4865

E-mail: clynch@wyrick.com

(2)	if to Purchaser, to:

M/A-COM Technology Solutions Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

Attention: General Counsel

Facsimile No.: (978) 656-2678

E-mail: clay.simpson@macomtech.com

with	a copy to (not constituting notice):

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

Attention: Jeffrey Beuche

Facsimile No.: (303) 291-2400

E-mail: jbeuche@perkinscoie.com

Interpretation. In this Agreement: (a) the headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement; (b) the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph, or Section where they appear); (c) terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise; (d) unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof; (e) unless expressly stated herein to the contrary, reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder; (f) the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”; (g) “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of” such item or “under” such item or any similar relationship regarding such item; (h) unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, exhibit, schedule or other attachment thereto; (i) unless expressly stated herein to the contrary, reference to a Section or Exhibit is to a section or exhibit, respectively, of this Agreement; (j) when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day; (k) with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and (l) the phrase “the date hereof” means the date of this Agreement, as stated in the first paragraph hereof. The parties hereto participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each party hereto was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement, and each party hereto and each party’s counsel have reviewed and revised (or had ample opportunity to review and revise) this Agreement; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms hereof or thereof.

[Signatures Appear on Following Page.]

6

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set forth in the preamble of this Agreement.

PURCHASER:

M/A-COM TECHNOLOGY SOLUTIONS INC.

By:
Name:	John Croteau
Title:	President and Chief Executive Officer

THE COMPANY:

NITRONEX , LLC

By:
Name:
Title:

SELLER:

GAAS LABS, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO NON-COMPETITION AND NON-SOLICITATION AGREEMENT]

SCHEDULE 6.1

SPECIFIC INDEMNIFICATION MATTERS

All Damages arising out of or in connection with (i) the failure of the “Nitronex LLC 401(k) Plan Profit Sharing Plan and Trust” to pass the average deferral percentage (ADP) test for the 2010 plan year, (ii) any corrective actions deemed necessary, desirable or convenient by Purchaser or the Company with respect to such failure (including any filing under the IRS Employee Plans Compliance Resolution System), and (iii) any and all additional actions the IRS may require as a condition to the issuance of a compliance statement with respect thereto or that Purchaser and the Company, in their sole discretion, may deem necessary, desirable or convenient with respect to such compliance failure or failures.